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                                                                EXHIBIT 10.17

                                CREDIT AGREEMENT


       THIS CREDIT AGREEMENT (the "AGREEMENT"), dated as of May 7, 1996, is among INPUT/OUTPUT, INC., a corporation duly organized and validly existing under the laws of the State of Delaware ("BORROWER"), each of the banks or other lending institutions which is or which may from time to time become a signatory hereto or any successor or assignee thereof (individually, a "BANK" and, collectively, the "BANKS"), and FIRST INTERSTATE BANK OF TEXAS, N.A., a national banking association, as issuing bank (in such capacity, together with its successors in such capacity, the "ISSUING BANK") and as agent for itself, the Issuing Bank and the other Banks (in such capacity, together with its successors in such capacity, the "AGENT").

                                R E C I T A L S:

       The Borrower has requested that the Banks extend credit to the Borrower in the form of revolving credit facility under which Borrower may request (i) Revolving Credit Loans, (ii) Letters of Credit (subject to a $15,000,000 sublimit) and (iii) financing by the Bank for Customers (subject to a $25,000,000 sublimit) in the form of either (1) loans from the Banks to such Customers to finance purchase money obligations to acquire Equipment from the Borrower (which loans will be guaranteed by the Borrower in the event of default thereunder, with a right to purchase in favor of the Borrower) or (2) the purchase by the Banks of Conditional Sales Contracts pursuant to which Customers of the Borrower acquired Equipment in a transaction financed by the Borrower (each such purchase to be guaranteed by the Borrower in the event of a default thereunder, with a right to repurchase in favor of the Borrower), such revolving credit facility not to exceed $50,000,000 outstanding at any time. The Banks are willing to make such extensions of credit to the Borrower upon the terms and conditions hereinafter set forth.

       NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

       Section 1 DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

              "ADDITIONAL COSTS" has the meaning specified in Section 6.1.

              "ADJUSTED EURODOLLAR RATE" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Agent to be equal to the Eurodollar Rate for such Eurodollar Loan for such Interest Period divided by 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period.


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              "AFFILIATE" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent or more of any class of voting stock of such Person; or (c) five percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; PROVIDED, however, in no event shall the Agent, the Issuing Bank or any Bank be deemed an Affiliate of the Borrower or any of its Subsidiaries.

              "APPLICABLE LENDING OFFICE" means for each Bank and each Type of Loan, the Lending Office of such Bank (or of an Affiliate of such Bank) designated for such Type of Loan below its name on the signature pages hereof or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to the Borrower and the Agent as the office by which its Loans of such Type are to be made and maintained.

              "APPLICABLE MARGIN" means (i) 1.25% during any period in which the Funded Debt to Capitalization Ratio (as shown on the certificate of no default delivered pursuant to Section 10.1(c)) is less than 30%; (ii) 1.5% during any period in which the Funded Debt to Capitalization Ratio (as shown on the certificate of no default delivered pursuant to Section 10.1(c)) is 30% or greater but less than 45%; and (iii) 1.75% during any period in which the Funded Debt to Capitalization Ratio (as shown on the certificate of no default delivered pursuant to Section 10.1(c)) is 45% or greater. Notwithstanding the foregoing, in the event the Borrower fails to furnish to the Agent the certificate of no default by the date required by Section 10.1(c), then the maximum Applicable Margin provided for above shall apply to all Interest Periods commencing thereafter for Eurodollar Advances and at all times thereafter for Prime Rate Advances until the Borrower furnishes the required certificate of no default to the Agent. The initial Applicable Margin shall be 1.25%.

              "APPLICABLE RATE" means: (a) during the period that a Loan is a Prime Rate Loan, the Prime Rate; and (b) during the period that a Loan is a Eurodollar Loan, the Adjusted Eurodollar Rate plus the Applicable Margin.

              "ASSIGNEE" has the meaning assigned to it in Section 15.8(b).

              "ASSIGNING BANK" has the meaning assigned to it in Section
       15.8(b).

              "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Bank and its assignee and accepted by the Agent pursuant to Section 15.8, in substantially the form of Exhibit "E" hereto.

              "BASLE ACCORD" means the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988,

CREDIT AGREEMENT - Page 2
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       as amended, supplemented and otherwise modified and in effect from time to time, or any replacement thereof.

              "BORROWING BASE" means, at any particular time, an amount equal to the sum of (a) 80% of Eligible Accounts, plus (b) the lesser of
       (1) $15,000,000 or (2) 25% of Eligible Inventory.

              "BORROWING BASE REPORT" means a Borrowing Base Report delivered or to be delivered to the Agent in the form of Exhibit "F" hereto.

              "BUSINESS DAY" means (a) any day on which commercial banks are not authorized or required to close in Houston, Texas, and, (b) with respect to all borrowings, payments, Conversions, Continuations, Interest Periods, and notices in connection with Eurodollar Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

              "CAPITAL LEASE OBLIGATIONS" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

              "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

              "COMMITMENTS" means, as to each Bank, its Revolving Credit Commitment.

              "CONDITIONAL SALES CONTRACTS" means, at any time, conditional sales contracts between the Borrower or one of its Subsidiaries and a Customer that are entered into in connection with a contemporaneous sale by the Borrower or one of its Subsidiaries of Equipment to such Customer satisfying the conditions set forth in Section 3.2 and which conditional sales contracts are purchased and then owned by the Agent (for the ratable benefit of the Banks), and a "Conditional Sales Contract" means any one of the Conditional Sales Contracts. The form and substance of each Conditional Sales Contract must be satisfactory to the Agent and the Banks in their sole discretion.

              "CONDITIONAL SALES CONTRACT LIABILITIES" means, at any time, the aggregate unpaid sales price outstanding under all Conditional Sales Contracts.

              "CONSOLIDATED LIABILITIES" means, at any particular time, all amounts which, in conformity with GAAP, would be included as liabilities on a consolidated balance sheet of the Borrower and the Subsidiaries, including all Contingent Liabilities.

CREDIT AGREEMENT - Page 3
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              "CONSOLIDATED NET WORTH" means, at any particular time, all amounts which, in conformity with GAAP, would be included as stockholders' equity on a consolidated balance sheet of the Borrower and the Subsidiaries.

              "CONSOLIDATED TANGIBLE NET WORTH" means, at any particular time, all amounts which, in conformity with GAAP, would be included as Consolidated Net Worth; PROVIDED, however, there shall be excluded therefrom: (a) any amount at which shares of capital stock of the Borrower appear as an asset on the Borrower's balance sheet, (b) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (c) patents, trademarks, trade names, and copyrights,
       (d) deferred expenses, (e) loans and advances, other than travel and expense related advances to any stockholder, director, officer, or employee of the Borrower or any Affiliate of the Borrower not made in the ordinary course of business, and (f) all other assets which are properly classified as intangible assets.

              "CONTINGENT LIABILITIES" means, as applied to any Person, those direct or indirect liabilities of that Person with respect to any Debt, lease, dividend, letter of credit or other obligation (the "PRIMARY OBLIGATIONS") of another Person (the "PRIMARY OBLIGOR"), including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof. The amount of any Contingent Liabilities shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Liabilities are made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

              "CONTINUE," "CONTINUATION," and "CONTINUED" shall refer to the continuation pursuant to Section 5.2 of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

              "CONVERT," "CONVERSION," and "CONVERTED" shall refer to a conversion pursuant to Section 5.2 or Article VI of one Type of Loan into another Type of Loan.

              "CUSTOMER" means a purchaser of Equipment from the Borrower or one of the Borrower's subsidiaries.

CREDIT AGREEMENT - Page 4
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              "CUSTOMER CONFIRMATION" means, with respect to each Conditional
       Sales Contract, a confirmation and agreement from the Customer to the Agent in substantially the form of Exhibit "G" hereto.

              "CUSTOMER LOAN DOCUMENTS" means such loan agreements, notes, Customer Security Agreements and other documents as the Agent, the Required Banks and the Borrower may require, the form and substance of which shall be satisfactory to the Agent and the Required Banks.

              "CUSTOMER LOAN LIABILITIES" means, at any time, the aggregate unpaid principal amount outstanding under all Customer Loans.

              "CUSTOMER LOANS" means, at any time, loans made by the Agent on behalf of the Banks (or by Wells Fargo so long as it is the only Bank) Customers in connection with a contemporaneous sale by the Borrower or one of its Subsidiaries of Equipment to such Customer satisfying the conditions set forth in Section 3.2, and a "Customer Loan" means any one of the Customer Loans. (The loan made by Wells Fargo to Coastline Geophysical, Inc. in March of 1996, which loan is guaranteed by the Borrower, is one of the Customer Loans hereunder.)

              "CUSTOMER SECURITY AGREEMENT" means each security agreement in form and substance acceptable to the Agent and the Borrower, together with such financing statements required by the Agent, executed by a Customer in favor of Agent in connection with a Customer Loan made by the Agent (such security agreement may be contained in the Conditional Sale Agreement applicable to such Customer).

              "DEBT" means as to any Person at any time (without duplication):
       (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days, (d) all Capital Lease Obligations of such Person, (e) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, (f) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments, and
       (g) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

              "DEFAULT" means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

              "DEFAULT RATE" means the lesser of (i) the Maximum Rate, or (ii) the sum of the Applicable Rate in effect from day to day, plus three percent.

              "DOLLARS" and "$" mean lawful money of the United States of America.

CREDIT AGREEMENT - Page 5
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              "ELIGIBLE ACCOUNTS" means, at any time, all accounts receivable of the Borrower created in the ordinary course of business that are acceptable to the Agent in its sole discretion and satisfy the following conditions:

                     (a) The account complies with all applicable laws, rules, and regulations, including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z of the Board of Governors of the Federal Reserve System;

                     (b) The account has not been outstanding for more than 120 days past the original date of invoice;

                     (c) The account was created in connection with (i) the sale of goods by the Borrower in the ordinary course of business and such sale has been consummated and such goods have been shipped and delivered and received by the account debtor, or (ii) the performance of services by the Borrower in the ordinary course of business and such services have been completed and accepted by the account debtor;

                     (d) The account arises from an enforceable contract, the performance of which has been completed by the Borrower;

                     (e) The account does not arise from the sale of any good that is on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval, consignment, or any other repurchase or return basis;

                     (f) The Borrower has good and indefeasible title to the account and the account is not subject to any Lien except Liens in favor of the Agent;

                     (g) The account does not arise out of a contract with or order from, an account debtor that, by its terms, prohibits or makes void or unenforceable the grant of a security interest by the Borrower to the Agent in and to such account;

                     (h) The account is not subject to any setoff, counterclaim, defense, dispute, recoupment, or adjustment other than normal discounts for prompt payment;

                     (i) The account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs;

                     (j) The account is not evidenced by chattel paper or an instrument;

                     (k) No default exists under the account by any party thereto;

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                     (l)    The account debtor has not returned or refused to
              retain, or otherwise notified the Borrower of any dispute concerning, or claimed nonconformity of, any of the goods from the sale of which the account arose;

                     (m) The account is not owed by an Affiliate of the Borrower;

                     (n) The account is payable in Dollars by the account debtor;

                     (o) The account shall be ineligible if more than 25% of the aggregate balances then outstanding on accounts owed by such account debtor and its Affiliates to the Borrower are more than 120 days past due from the dates of their original invoices;

                     (p) The account shall be ineligible if the account debtor is the United States of America or any department, agency, or instrumentality thereof, and the Federal Assignment of Claims Act of 1940, as amended, shall not have been complied with; and

                     (q) The account has not been otherwise determined by the Agent in its reasonable discretion to be ineligible because of the credit worthiness of the account debtor.

       The amount of the Eligible Accounts owed by an account debtor to the Borrower shall be reduced by the amount of all "contra accounts" and other obligations owed by the Borrower to such account debtor.

              "ELIGIBLE ASSIGNEE" means any commercial bank, savings and loan association, savings bank, finance company, insurance company, pension fund, mutual fund, or other financial institution (whether a corporation, partnership, or other entity) acceptable to the Agent and unless an Event of Default has occurred and is continuing, reasonably approved by Borrower to the extent required in Section 15.8, such approval by Borrower not to be unreasonably withheld or delayed.

              "ELIGIBLE INVENTORY" means, at any time, all inventory of raw materials, work in process, and finished goods then owned by (and in the possession or under the control of) the Borrower and held for sale or disposition in the ordinary course of the Borrower's business, valued at the lower of actual cost or fair market value. Eligible Inventory shall not include (a) inventory that has been shipped or delivered to a customer on consignment, a sale-or-return basis, or on the basis of any similar understanding, (b) inventory with respect to which a claim exists disputing the Borrower's title to or right to possession of such inventory, (c) inventory that is not in good condition or does not comply with any applicable law, rule, or regulation or any standard imposed by any Governmental Authority with respect to its manufacture, use, or sale, and (d) inventory that the Agent, in its reasonable discretion, has determined to be unmarketable.

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              "ENVIRONMENTAL LAWS" means any and all federal, state, and local laws, regulations, and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
       Section 9601 ET SEQ., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 ET SEQ., the Occupational Safety and Health Act, 29 U.S.C. Section 651 ET SEQ., the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ., the Clean Water Act, 33 U.S.C. Section 1251 ET SEQ., and the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ., as such laws, regulations, and requirements may be amended or supplemented from time to time.

              "ENVIRONMENTAL LIABILITIES" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

              "EQUIPMENT" means finished goods manufactured or assembled by the Borrower or one of its Subsidiaries, or both, and sold to customers in the ordinary course of business, such equipment may be new, previously leased or previously sold and repossessed.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

              "ERISA AFFILIATE" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

              "EURODOLLAR LOANS" means Loans the interest rates on which are determined on the basis of the rates referred to in the definition of "Adjusted Eurodollar Rate" in this Section 1.1.

              "EURODOLLAR RATE" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by the Reference Bank at approximately 11:00 A.M. London time (or as soon thereafter as practicable) two Business Days prior to the first day of such Interest Period for the offering by the Reference Bank to leading banks in the London interbank market of Dollar deposits in immediately available funds having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Eurodollar Loan made by the Reference Bank to which such Interest Period relates. If the Reference Bank is not participating in any


CREDIT AGREEMENT - Page 8
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       Eurodollar Loans during any Interest Period therefor (pursuant to
       Section 6.4 or for any other reason), the Adjusted Eurodollar Rate for such Loans for such Interest Period shall be determined by reference to the amount of the Loans which the Reference Bank would have made had it been participating in such Loans.

              "EVENT OF DEFAULT" has the meaning specified in Section 13.1.

              "FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published on such next succeeding Business Day, the Federal Funds Rate for any day shall be the average rate charged to Wells Fargo on such day on such transactions as determined by the Agent.

              "FINANCED SALES" means, at any time, outstanding Conditional Sales Contracts and Customer Loans then held by the Agent (or by Wells Fargo); "FINANCED SALE" means one of the Financed Sales.

              "FINANCED SALE ASSIGNMENT" means an assignment, in substantially the form of Exhibit "I" hereto, properly completed and signed by the Borrower or one of its Subsidiaries, of a Conditional Sales Contract.

              "FINANCED SALES LIABILITIES" means, at any time, the sum of Conditional Sales Contracts Liabilities and Customer Loan Liabilities.

              "FINANCED SALES PARTICIPATION" means, with respect to any Bank, the amount of participating interest held by such Bank in respect of a Financed Sale.

              "FINANCED SALES REQUEST FORM" means a certificate, in substantially the form of Exhibit "D" hereto, properly completed and signed by the Borrower requesting the Agent (on behalf of the Banks) (or Wells Fargo if it is the only Bank) to advance funds to the Borrower or a Customer (as appropriate) with respect to a Financed Sale.

              "FIXED CHARGES" means, for any period, the sum of the current portion of scheduled payments of long-term Debt of Borrower and its Subsidiaries (determined on a consolidated basis), plus Interest Expense for the four preceding quarters, plus cash dividends paid during such period by Borrower and its Subsidiaries (determined on a consolidated basis).

              "FOREIGN SUBSIDIARY" means a Subsidiary organized under the laws of a jurisdiction located outside of the United States of America or any of its territories.

CREDIT AGREEMENT - Page 9
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              "FUNDED DEBT" means, at any time, the current portion of scheduled payments of long-term Debt of Borrower and its Subsidiaries (determined on a consolidated basis), plus the long-term Debt of Borrower and its Subsidiaries (determined on a consolidated basis), plus the short term Debt of Borrower and its Subsidiaries (determined on a consolidated basis).

              "FUNDED DEBT TO CAPITALIZATION RATIO" means, at any time, the ratio of Funded Debt to the sum of Funded Debt plus Consolidated Net Worth.

              "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

              "GOVERNMENTAL AUTHORITY" means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

              "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

              "GUARANTIES" means the guaranties (including a right of purchase or repurchase, as applicable) in substantially the form of Exhibit "H" hereto, with appropriate completions, to be executed and delivered to the Agent in connection with Financed Sales; "GUARANTY" means one of the Guaranties.

              "HAZARDOUS MATERIAL" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.


CREDIT AGREEMENT - Page 10
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              "INTEREST PERIOD" means, with respect to any Eurodollar Loans, each period commencing on the date such Loan is made or Converted from a Loan of another Type or, in the case of each subsequent, successive Interest Period applicable to a Eurodollar Loan, the last day of the next preceding Interest Period with respect to such Loan, and ending on the numerically corresponding day in the first, second or third calendar month thereafter, as the Borrower may select as provided in Section 5.1 or 5.2 hereof, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

       Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for Eurodollar Loans if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (b) any Interest Period which would otherwise extend beyond the applicable Termination Date shall end on such Termination Date; (c) no more than six
       (6) Interest Periods for Eurodollar Loans shall be in effect at the same time; (d) no Interest Period for any Eurodollar Loans shall have a duration of less than one (1) month and, if the Interest Period for any Eurodollar Loans would otherwise be a shorter period, Eurodollar Loans shall not be available hereunder; and (e) no Interest Period may extend beyond a principal repayment date unless, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans having Interest Periods that end after such principal payment date shall be equal to or less than the Loans to be outstanding hereunder after such principal payment date.

              "ISSUING BANK" means, with respect to any Letter of Credit, Wells Fargo and any successor Issuing Bank appointed pursuant to the terms of
       Section 4.9.

              "L/C APPLICATION" has the meaning specified in Section 4.1.

              "L/C DOCUMENTS" has the meaning specified in Section 4.1.

              "LC PARTICIPATION" means, with respect to any Bank at any time, the amount of the participating interest held by such Bank in respect of a Letter of Credit.

              "LETTER OF CREDIT" means any letter of credit issued by the Issuing Bank for the account of the Borrower pursuant to Article IV.

              "LETTER OF CREDIT LIABILITIES" means, at any time, the aggregate face amounts of all outstanding Letters of Credit.

              "LETTER OF CREDIT REQUEST FORM" means a certificate, in substantially the form of Exhibit "C" hereto, properly completed and signed by the Borrower requesting issuance of a Letter of Credit.


CREDIT AGREEMENT - Page 11

              "LEVERAGE RATIO" means, at any particular time, the ratio of Consolidated Liabilities to Consolidated Net Worth.

              "LIEN" means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

              "LOAN DOCUMENTS" means this Agreement and all promissory notes, security agreements, pledge agreements, Guaranties, deeds of trust, fee letters, assignments, guaranties, letters of credit, letter of credit applications and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

              "LOAN REQUEST FORM" means a certificate, in substantially the form of Exhibit "B" hereto, properly completed and signed by the Borrower requesting a Loan.

              "LOANS" means the Revolving Credit Loans and the Term Loans.

              "MATERIAL SUBSIDIARY" means any Subsidiary whose (a) net worth (calculated in accordance with GAAP) at the time of determination exceeds $3,000,000, or (b) total assets (determined in accordance with GAAP) exceeds an amount equal to 5% of the total assets of the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP.

              "MAXIMUM RATE" means, at any time and with respect to any Bank, the maximum rate of interest under applicable law that such Bank may charge the Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to the Borrower at the time of such change in the Maximum Rate. For purposes of determining the Maximum Rate under Texas law, the applicable rate ceiling shall be the indicated rate ceiling described in, and computed in accordance with, Article 5069-1.04, Vernon's Texas Civil Statutes.

              "MULTIEMPLOYER PLAN" means a multiemployer plan defined as such in
       Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

              "NET INCOME" means, for any period, the consolidated net income of Borrower and its Subsidiaries for such period determined in accordance with GAAP provided that there shall be excluded therefrom: (a) any net income (or net loss) of any Person in which Borrower has an ownership interest other than the Subsidiaries, except to the extent that any


CREDIT AGREEMENT - Page 12
       such income has actually been received by the Borrower in the form of cash dividends or similar distributions; (b) any net gains on the sale or other disposition, not in the ordinary course of business, of investments and other capital assets, provided that there shall also be excluded any related charges for taxes thereon and other costs associated with the sale or other disposition thereof; and (c) any net gain arising from the collection of proceeds of any insurance policy.

              "OBLIGATED PARTY" means any Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations or any part thereof.

              "OBLIGATIONS" means all obligations, indebtedness, and liabilities of the Borrower to the Agent, the Issuing Bank and the Banks, or any or some of them, arising pursuant to any of the Loan Documents, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities of the Borrower under this Agreement and the other Loan Documents (including, without limitation, all of Borrower's contingent reimbursement obligations in respect of Letters of Credit and Guaranties of Financed Sales), and all interest accruing thereon and all attorneys' fees and other expenses incurred in the enforcement or collection thereof.

              "OPERATING LEASE" means any lease (other than a lease constituting a Capital Lease Obligation) of real or personal property.

              "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

              "PAYOR" has the meaning assigned to it in Section 5.7.

              "PERMITTED DEBT" has the meaning specified in Section 11.1.

              "PERMITTED LIENS" has the meaning specified in Section 11.2.

              "PERSON" means any individual, corporation, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.

              "PLAN" means any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

              "PRIME RATE" means, at any time, the rate of interest per annum then most recently established by the Agent as its prime rate, which rate may not be the lowest rate of interest charged by the Agent to its borrowers. Each change in any interest rate provided for herein based upon the Prime Rate resulting from a change in the Prime Rate shall take effect without notice to the Borrower at the time of such change in the Prime Rate.


CREDIT AGREEMENT - Page 13

              "PRIME RATE LOANS" means Loans that bear interest at rates based upon the Prime Rate.

              "PRINCIPAL OFFICE" means the principal office of the Agent, presently located at 1000 Louisiana, Houston, Texas 77002.

              "PROHIBITED TRANSACTION" means any transaction set forth in
       Section 406 of ERISA or Section 4975 of the Code.

              "QUARTERLY PAYMENT DATE" means the last day of each September, December, March and June of each year, the first of which shall be the first such day after the date of this Agreement.

              "REFERENCE BANK" means the Agent.

              "REGISTER" has the meaning assigned to it in Section 15.8(d).

              "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

              "REGULATORY CHANGE" means, with respect to any Bank, any change after the date of this Agreement in United States federal, state, or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives, or requests applying to a class of banks including such Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

              "RELEASE" means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.

              "REMEDIAL ACTION" means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

              "REQUIRED BANKS" means at any time while no Loans, Financed Sales Liabilities or Letter of Credit Liabilities are outstanding, Banks having at least 66-2/3% of the aggregate amount of the Commitments and, at any time while Loans or Letter of Credit Liabilities are


CREDIT AGREEMENT - Page 14
       outstanding, Banks holding at least 66-2/3% of the outstanding aggregate principal amount of the Loans, Financed Sale Participations and LC Participations.

              "REQUIRED PAYMENT" has the meaning assigned to it in Section 5.7.

              "REPORTABLE EVENT" means any of the events set forth in Section 4043 of ERISA.

              "RESERVE REQUIREMENT" means, for any Eurodollar Loan for any Interest Period therefor, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency Liabilities" as such term is used in Regulation D. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans.

              "REVOLVING CREDIT COMMITMENT" means, as to each Bank, the obligation of such Bank (i) to make Revolving Credit Loans, (ii) subject to applicable sublimits, to purchase participations in Letters of Credit pursuant to Section 4.1 and (iii) subject to applicable sublimits, to purchase participations in Financed Sales pursuant to Section 3.3, in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Bank on the signature pages hereto under the heading "Revolving Credit Commitment," or on the signature pages of an Assignment and Acceptance, as the case may be, as the same may be reduced pursuant to Section 2.7 or terminated pursuant to Section 2.7 or 13.2.

              "REVOLVING CREDIT LOAN" means, as to each Bank, the loans to be made by such Bank pursuant to Section 2.1.

              "REVOLVING CREDIT NOTES" means the promissory notes of the Borrower payable to the order of the Banks, in substantially the form of Exhibit "A" hereto, and all extensions, renewals, and modifications thereof and all substitutions therefor; "REVOLVING CREDIT NOTE" means on of the Revolving Credit Notes.

              "REVOLVING CREDIT TERMINATION DATE" means 11:00 A.M. Houston, Texas time on May 6, 1999, or such earlier date and time on which the Revolving Credit Commitments terminate as provided in this Agreement.

              "RICO" means the Racketeer Influenced and Corrupt Organization Act of 1970, as amended from time to time.

              "SUBSIDIARY" means any Person of which or in which the Borrower and its other subsidiaries own or control, directly or indirectly, 50 percent or more of (a) the combined


CREDIT AGREEMENT - Page 15
       voting power of all classes having general voting power under ordinary circumstances to elect a majority of the board of directors or equivalent body of such Persons, if it is a corporation, (b) the capital interest or profits interests of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated association or organization.

              "TYPE" means any type of Loan (i.e., Prime Rate Loan or Eurodollar
       Loan).

              "UCC" means the Uniform Commercial Code as in effect in the State of Texas.

              "WELLS FARGO" means First Interstate Bank of Texas, N.A., a national banking association.


       Section 2 OTHER DEFINITIONAL PROVISIONS. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof," "herein," and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

                                   ARTICLE II

                             REVOLVING CREDIT LOANS

       Section 1 REVOLVING CREDIT COMMITMENTS. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make one or more Revolving Credit Loans to the Borrower from time to time from the date hereof to and including the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of such Bank's Revolving Credit Commitment as then in effect, provided that the aggregate amount of all Revolving Credit Loans at any time outstanding shall not exceed the lesser of (i) the aggregate amount of the Revolving Credit Commitments minus the sum of (1) the outstanding Letter of Credit Liabilities and (2) the outstanding Financed Sales Liabilities or (ii) the Borrowing Base minus the sum of (1) the outstanding Letter of Credit Liabilities and (2) the outstanding Financed Sales Liabilities. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, repay, and reborrow hereunder the amount of the Revolving Credit Commitments by means of Prime Rate Loans and Eurodollar Loans and, until the Revolving Credit Termination Date, the Borrower may Convert Loans of one Type into Loans of another Type. Loans of each Type made by each Bank shall be made and maintained at such Bank's Applicable Lending Office for Loans of such Type.

       Section 2 REVOLVING CREDIT NOTES. The obligation of the Borrower to repay each Bank for Revolving Credit Loans made by such Bank and interest thereon shall be evidenced by a Revolving Credit Note executed by the Borrower, payable to the order of such Bank, in the principal


CREDIT AGREEMENT - Page 16
amount of such Bank's Revolving Credit Commitment, and dated the date hereof or such later date as may be required with respect to transactions contemplated by Section 15.8.

       Section 3 REPAYMENT OF REVOLVING CREDIT LOANS. The Borrower shall repay the unpaid principal amount of all Revolving Credit Loans on the Revolving Credit Termination Date.

       Section 4 INTEREST. The unpaid principal amount of the Revolving Credit Loans shall bear interest at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate, or (b) the Applicable Rate. If at any time the Applicable Rate for any Revolving Credit Loan shall exceed the Maximum Rate, thereby causing the interest accruing on such Revolving Credit Loan to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Rate for such Revolving Credit Loan shall not reduce the rate of interest on such Revolving Credit Loan below the Maximum Rate until the aggregate amount of interest accrued on such Revolving Credit Loan equals the aggregate amount of interest which would have accrued on such Revolving Credit Loan if the Applicable Rate had at all times been in effect. Accrued and unpaid interest on the Revolving Credit Loans shall be due and payable as follows:

              (i) in the case of Prime Rate Loans, on each Quarterly Payment Date and on the Revolving Credit Termination Date;

              (ii) in the case of each Eurodollar Loan, on the last day of the Interest Period with respect thereto;

              (iii) upon the payment or prepayment of any Revolving Credit Loan or the Conversion of any Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, or Converted); and

              (iv)   on the Revolving Credit Termination Date.

Notwithstanding the foregoing, any outstanding principal of any Revolving Credit Loan and (to the fullest extent permitted by law) any other amount payable by the Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Interest payable at the Default Rate shall be payable from time to time on demand.

       Section 5 USE OF PROCEEDS. The proceeds of Revolving Credit Loans shall be used by the Borrower for general corporate purposes, including support of working capital, issuance of Letters of Credit for all Subsidiaries and, subject to the terms of Article III, to honor the guaranty by the Borrower of Financed Sales.

       Section 6 COMMITMENT FEE. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee on the daily average unused amount of such Bank's Revolving Credit Commitment for the period from and including the date of this Agreement to and including the Revolving Credit Termination Date, at the rate of 1/4 of 1% per annum based on a 360 day year


CREDIT AGREEMENT - Page 17
and the actual number of days elapsed. Accrued commitment fee shall be payable in arrears on each Quarterly Payment Date and on the Revolving Credit Termination Date.

       Section 7 REDUCTION OR TERMINATION OF REVOLVING CREDIT COMMITMENTS. The Borrower shall have the right to terminate in whole or reduce in part the unused portion of the Revolving Credit Commitments upon at least three Business Days' prior notice (which notice shall be irrevocable) to the Agent specifying the effective date thereof, whether a termination or reduction is being made, and the amount of any partial reduction, PROVIDED, HOWEVER, the Revolving Credit Commitment shall never be reduced below an amount equal to the sum of (1) the outstanding Letter of Credit Liabilities and (2) the outstanding Financed Sales Liabilities. Each partial reduction shall be in the amount of $1,000,000 or an integral multiple thereof and the Borrower shall simultaneously prepay the amount by which the unpaid principal amount of the Revolving Credit Loans plus the sum of (1) the outstanding Letter of Credit Liabilities and (2) the outstanding Financed Sales Liabilities exceeds the Revolving Credit Commitments (after giving effect to such notice) plus accrued and unpaid interest on the principal amount so prepaid. The Commitments may not be reinstated after they have been terminated or reduced.

                                   ARTICLE III

                                 FINANCED SALES

       Section 1 FINANCED SALES. Subject to the terms and conditions of this Agreement, including, without limitation the specific conditions set forth below, the Agent (on behalf of the Banks), and Wells Fargo so long as it is the only Bank, agrees to, from time to time, as applicable, purchase Conditional Sales Contracts and make Customer Loans from and after the date hereof to and including the Revolving Credit Termination Date; PROVIDED, however, that the Financed Sales Liabilities shall not at any time exceed the lesser of (i) $25,000,000, (ii) an amount equal to the aggregate amount of the Revolving Credit Commitments minus the sum of (1) the outstanding Revolving Credit Loans and (2) the Letter of Credit Liabilities, or (iii) the Borrowing Base minus the sum of (1) the outstanding Revolving Credit Loans and (2) the Letter of Credit Liabilities.

       Section 2 TERMS AND CONDITIONS OF FINANCED SALES. Each Conditional Sales Contract and each Customer Loan purchased or made, as applicable, by the Agent must satisfy each of the following conditions unless waived in writing by the Agent and the Required Banks:

              (a) the sum of the Conditional Sales Contract Liabilities plus the Customer Loan Liabilities of any one customer and its Affiliates shall not exceed, at any time, the lesser of (1) $10,000,000 and (2) any applicable lending limit applicable to such customer; and

              (b) the final maturity date shall not be later than four years from the date of such Conditional Sales Contract or Customer Loan, as applicable; and

              (c) the amortization schedule for each Conditional Sales Contract and Customer Loan shall be no longer than for 48 months and shall provide for level payments of principal


CREDIT AGREEMENT - Page 18
       over such amortization period; PROVIDED, HOWEVER, that payments may be greater at the front end of Financed Sales if the Borrower so elects in lieu of a downpayment; and

              (d) the Agent (or Wells Fargo if it is the only Bank) shall be granted a first priority perfected Lien on the Equipment financed pursuant to a Customer Security Agreement (or if contained in a Conditional Sale Contract, a first priority perfected Lien shall be assigned to the Agent or Wells Fargo by the Borrower or one of its Subsidiaries); and

              (e) the Borrower shall execute and deliver a Guaranty (including purchase or repurchase rights); and

              (f) the unpaid principal amount of Financed Sales shall bear interest prior to default at a varying rate of interest per annum equal from day to day to the lesser of (i) the Maximum Rate or (ii) the Prime Rate; and upon and after default it shall bear interest at the Default Rate (Conditional Sales Contracts may provide for a fee to be paid directly to the Borrower or one of its Subsidiaries and any accrued but unpaid interest outstanding in the date a Conditional Sale Contract is purchased or Customer Loan made shall be collected directly by the Borrower or its Subsidiary, as applicable, from the Customer); and

              (g) a commitment fee in the amount of 1/2% of the principal amount of the Customer Loan or the Sales Price of the Conditional Sale Contract, as applicable, shall be payable by the Customer to the Agent for the account of the Banks upon the funding of any Financed Sales; and

              (h) each customer subject of any Customer Loan must execute Customer Loan Documents (including a loan agreement) acceptable to the Required Banks in their sole discretion, which shall provide for, among such other required covenants, insurance and quarterly and annual financial statements from such customer, and each Conditional Sales Contract shall contain comparable provisions; and

              (i) each customer subject of any Customer Loan or Conditional Sales Contract must not be insolvent or the subject of any bankruptcy or insolvency proceeding and must not have made an assignment for the benefit of creditors, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs; and

              (j) no customer with any Customer Loan or Conditional Sales Contract shall be an Affiliate of the Borrower or any Subsidiary; and

              (k) no customer with any Customer Loan or Conditional Sales Contract shall have been otherwise determined by the Agent in its reasonable discretion to be ineligible because of its lack of creditworthiness or otherwise.


CREDIT AGREEMENT - Page 19

       Section 3 PARTICIPATION BY BANKS. By the funding of any Financed Sale and without any further action on the part of the Agent or any of the Banks in respect thereof, the Agent hereby grants to each Bank and each Bank hereby agrees to acquire from the Agent a participation in each such Financed Sales and the related Financed Sales Liabilities, effective upon the funding thereof without recourse or warranty, equal to such Bank's pro rata part (based on the Revolving Credit Commitments) of such Financed Sales and Financed Sales Liabilities. The Agent shall provide a copy of each set of Financed Sales documents to each other Bank promptly after funding. This agreement to grant and acquire participations is an agreement between the Agent and the Banks, and neither Borrower nor any other Person, including without limitation, any customer of the Borrower or any of its Subsidiaries, shall be entitled to rely thereon. Not later than 12:00 p.m. Houston, Texas time on the date requested for each Financed Sale hereunder, each Bank will make available to the Agent at the principal office in immediately available funds, for the account of the Agent, its pro rata share of such Financed Sales.

       Section 4 PAYMENTS ON GUARANTY. The Borrower agrees that upon a default under Financed Sales that would obligate the Borrower to honor its Guaranty in respect thereof, the Agent may, without further direction of the Borrower, cause an advance to be made under the Revolving Credit Commitment and each Bank agrees to fund its proportionate share of such Revolving Credit Loan.

       Section 5 REQUEST FOR FINANCED SALES. The Financed Sales shall be made on at least 10 Business Days prior notice from Borrower to the Agent by means of a Financed Sales Request Form containing the information required therein, such Financed Sales Request Form to be accompanied by a Financed Sales Assignment and a Customer Confirmation in the case of a purchase of a Conditional Sales Contract.

                                   ARTICLE IV

                                LETTERS OF CREDIT

       Section 1 LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue one or more Letters of Credit for the account of the Borrower or one of its Subsidiaries from time to time from the date hereof to and including the Revolving Credit Termination Date; PROVIDED, however, that the outstanding Letter of Credit Liabilities shall not at any time exceed the lesser of (1) $15,000,000, (2) an amount equal to the aggregate amount of the Revolving Credit Commitments minus the sum of (i) the outstanding Revolving Credit Loans and (ii) the Financed Sales Liabilities, or
(3) the Borrowing Base minus the sum of (i) the outstanding Revolving Credit Loans and (ii) the Financed Sales Liabilities. Each Letter of Credit shall have an expiration date not beyond the Termination Date, shall be payable in Dollars must be satisfactory in form and substance to the Issuing Bank, and shall be issued pursuant to such documents and instruments (including, without limitation, the Issuing Bank's standard application for issuance of letters of credit as then in effect [each an "L/C APPLICATION"]) as the Issuing Bank may require (collectively, the "L/C DOCUMENTS"). No Letter of Credit shall require any payment by the Issuing Bank to the beneficiary thereunder pursuant to a drawing prior to the third Business Day following presentment of a draft and any related documents to the Issuing Bank.


CREDIT AGREEMENT - Page 20

       Section 2 PARTICIPATION BY BANKS. By the issuance of any Letter of Credit and without any further action on the part of the Issuing Bank or any of the Banks in respect thereof, the Issuing Bank hereby grants to each Bank and each Bank hereby agrees to acquire from the Issuing Bank a participation in each such Letter of Credit and the related Letter of Credit Liabilities, effective upon the issuance thereof without recourse or warranty, equal to such Bank's pro rata part (based on the Revolving Credit Commitments) of such Letter of Credit and Letter of Credit Liabilities. The Issuing Bank shall provide a copy of each Letter of Credit to each other Bank promptly after issuance. This agreement to grant and acquire participations is an agreement between the Issuing Bank and the Banks, and neither Borrower nor any beneficiary of a Letter of Credit shall be entitled to rely thereon. Borrower agrees that each Bank purchasing a participation from the Issuing Bank pursuant to this Section 4.2 may exercise all its rights to payment against Borrower including the right of setoff, with respect to such participation as fully as if such Bank were the direct creditor of Borrower in the amount of such participation.

       Section 3 PROCEDURE FOR ISSUING LETTERS OF CREDIT. Each Letter of Credit shall be issued on at least five Business Days prior notice from the Borrower to the Issuing Bank (with a copy to the Agent) by means of a Letter of Credit Request Form describing the transaction proposed to be supported thereby and specifying (a) the requested date of issuance (which shall be a Business
Day), (b) the face amount of the Letter of Credit, (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary and the account party, and (e) the form of the draft and any other documents required to be presented at the time of any drawing (such notice to set forth the exact wording of such documents or to attach copies thereof). The Issuing Bank shall notify each Bank of the contents of each such notice on the day such notice is received by the Issuing Bank if received by 11:00 a.m. Houston, Texas time on a Business Day and otherwise on the next succeeding Business Day. Upon fulfillment of the applicable conditions precedent contained in Article VIII, the Issuing Bank shall make the applicable Letter of Credit available to Borrower or, if so requested by Borrower, to the beneficiary of the Letter of Credit.

       Section 4 PAYMENTS CONSTITUTE REVOLVING CREDIT LOANS. Each payment by the Issuing Bank pursuant to a drawing under a Letter of Credit shall constitute and be deemed a Revolving Credit Loan by each Bank to the Borrower under such Bank's Revolving Credit Note and this Agreement as of the day and time such payment is made by the Issuing Bank and in the amount of such payment.

       Section 5 LETTER OF CREDIT FEE. The Borrower shall pay to the Issuing Bank for the account of the Banks a nonrefundable letter of credit fee payable on the date each Letter of Credit is issued, renewed or extended in an amount equal to 3/4% per annum of the face amount of such Letter of Credit, for the period during which such Letter of Credit will remain outstanding, based on a 360 day year and the actual number of days elapsed.

       Section 6 OBLIGATIONS ABSOLUTE. The obligations of the Borrower under this Agreement and the other Loan Documents (including without limitation the obligation of the Borrower to reimburse the Issuing Bank for draws under any Letter of Credit) shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and


CREDIT AGREEMENT - Page 21
the other Loan Documents under all circumstances whatsoever, including without limitation the following circumstances:

              (a) Any lack of validity or enforceability of any Letter of Credit or any other Loan Document;

              (b) Any amendment or waiver of or any consent to departure from any Loan Document;

              (c) The existence of any claim, set-off, counterclaim, defense or other rights which the Borrower, any Obligated Party, or any other Person may have at any time against any beneficiary of any Letter of Credit, the Issuing Bank, or any other Person, whether in connection with this Agreement or any other Loan Document or any unrelated transaction;

              (d) Any statement, draft, or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

              (e) Payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; or

              (f) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

       Section 7 LIMITATION OF LIABILITY. The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank, the Agent, any Bank nor any of their officers or directors shall have any responsibility or liability to the Borrower or any other Person for: (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by the Issuing Bank, (b) errors, omissions, interruptions, or delays in transmission or delivery of any messages, (c) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect, (d) the payment by the Issuing Bank to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit, or (e) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit. The Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.


CREDIT AGREEMENT - Page 22

       Section 8 LETTER OF CREDIT DOCUMENTS. Certain additional provisions regarding the obligations, liabilities, rights, remedies and agreements of the Borrower and the Agent relative to the Letters of Credit shall be set forth in the L/C Documents.

       Section 9 REPLACEMENT OF THE ISSUING BANK. The Borrower may, with the approval of Required Banks, appoint a successor Issuing Bank hereunder upon the condition precedent that such successor Issuing Bank shall become a party to this Agreement and expressly agree to be bound by the terms and conditions contained in this Agreement pertaining to the Issuing Bank. Upon the appointment of a successor Issuing Bank, the Issuing Bank replaced by such successor Issuing Bank shall cease to issue Letters of Credit but shall continue to carry out its obligations hereunder and shall continue to have the benefit of this Agreement and the other Loan Documents with respect to the outstanding Letters of Credit issued by it until all such Letters of Credit have expired and any drawings thereunder have been reimbursed in full.

                                    ARTICLE V

                          BORROWING PROCEDURE; PAYMENTS

       Section 1 BORROWING PROCEDURE. The Borrower shall give the Agent notice by means of a Loan Request Form of each requested Loan at least one Business Day before the requested date of each Prime Rate Loan and at least three Business Days before the requested date of each Eurodollar Loan, specifying: (a) the requested date of such Loan (which shall be a Business
Day), (b) the amount of such Loan, (c) whether such Loan is a Revolving Credit Loan or a Term Loan and the Type of the Loan, and (d) in the case of a Eurodollar Loan, the duration of the Interest Period for such Loan. The Agent at its option may accept telephonic requests for Loans, provided that such acceptance shall not constitute a waiver of the Agent's right to delivery of a Loan Request Form in connection with subsequent Loans. Any telephonic request for a Loan by the Borrower shall be promptly confirmed by submission of a properly completed Loan Request Form to the Agent. Each Revolving Credit Loan shall be in a minimum principal amount of $1,000,000 or an integral multiple thereof. The aggregate principal amount of Eurodollar Loans having the same Interest Period shall be at least equal to $1,000,000. The Agent shall notify each Bank of the contents of each such notice. Not later than 12:00 P.M. Houston, Texas time on the date specified for each Loan hereunder, each Bank will make available to the Agent at the Principal Office in immediately available funds, for the account of the Borrower, its pro rata share of each Loan. After the Agent's receipt of such funds and subject to the other terms and conditions of this Agreement, the Agent will make each Loan available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower (designated by the Borrower) maintained with the Agent at the Principal Office. All notices under this Section shall be irrevocable and shall be given not later than noon Houston, Texas, time on the day which is not less than the number of Business Days specified above for such notice.

       Section 2 CONVERSIONS AND CONTINUATIONS. The Borrower shall have the right from time to time to Convert all or part of a Loan of one Type into a Loan of another Type or to Continue Eurodollar Loans as Eurodollar Loans by giving the Agent written notice at least three Business Days before Conversion


CREDIT AGREEMENT - Page 23
into a Prime Rate Loan and at least three Business Days before Conversion into or Continuation of a Eurodollar Loan, specifying: (a) the Conversion or Continuation date, (b) whether the Loan is a Revolving Credit Loan or a Term Loan and the amount of the Loan to be Converted or Continued, (c) in the case of Conversions, the Type of Loan to be Converted into, and (d) in the case of a Continuation of or Conversion into a Eurodollar Loan, the duration of the Interest Period applicable thereto; PROVIDED that (i) Eurodollar Loans may only be Converted on the last day of the Interest Period, and (ii) except for Conversions into Prime Rate Loans, no Conversions shall be made while a Default has occurred and is continuing. The Agent shall promptly notify each Bank of the contents of each such notice. All notices under this Section shall be irrevocable and shall be given not later than 11:00 A.M. Houston, Texas time on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Agent the notice as specified above for Continuation or Conversion of a Eurodollar Loan prior to the end of the Interest Period with respect thereto, such Eurodollar Loan shall be Converted automatically into a Prime Rate Loan on the last day of the then current Interest Period for such Eurodollar Loan.

       Section 3 METHOD OF PAYMENT. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and the other Loan Documents shall be made to the Agent at the Principal Office for the account of each Bank's Applicable Lending Office in Dollars and in immediately available funds, without setoff, deduction, or counterclaim, not later than 11:00 A.M., Houston, Texas time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Agent the sums payable by the Borrower under this Agreement and the other Loan Documents to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may apply such payment to the Obligations in such order and manner as it may elect in its sole discretion, subject to Section 5.6 hereof). Each payment received by the Agent under this Agreement or any other Loan Document for the account of a Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank's Applicable Lending Office. Whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and commitment fee, as the case may be.

       Section 4 VOLUNTARY PREPAYMENT. The Borrower may, upon at least one Business Day's prior notice to the Agent in the case of Prime Rate Loans and at least three Business Days' prior notice to the Agent in the case of Eurodollar Loans, prepay the Loans in whole at any time or from time to time in part without premium or penalty (except as set forth in Section 6.5) but with accrued interest to the date of prepayment on the amount so prepaid, provided that (a) Eurodollar Loans may be prepaid only on the last day of the Interest Period for such Loans, and (b) each partial prepayment shall be in the principal amount of $1,000,000 or an integral multiple thereof. All notices under this Section shall be irrevocable and shall be given not later than 11:00 A.M. Houston, Texas, time on the day which is not less than the number of Business Days specified above for such notice.

       Section 5 MANDATORY PREPAYMENT. If at any time the outstanding Revolving Credit Loans plus the sum of (i) the Letter of Credit Liabilities and
(ii) the Financed Sales Liabilities


CREDIT AGREEMENT - Page 24
exceed the Borrowing Base, Borrower shall promptly (and in any event within five Business Days after delivery of the Borrowing Base Report indicating such excess) prepay the outstanding Revolving Credit Loans by the amount of the excess plus accrued and unpaid interest on the amount so prepaid or, if no Revolving Credit Loans are outstanding, Borrower shall immediately pledge to the Agent for the benefit of itself, the Issuing Bank, and the Banks, cash or cash equivalent investments in an amount equal to the excess as security for the Obligations.

       Section 6 PRO RATA TREATMENT. Except to the extent otherwise provided herein: (a) each Loan shall be made by the Banks under Section 2.1 or deemed made by the Banks under Section 4.4, each Financed Sale made under
Section 3.1 hereof, each payment of commitment fee under Section 2.6 or
Section 3.2 and letter of credit fee under Section 4.5 shall be made for the account of the Banks, and each termination or reduction of the Revolving Credit Commitments under Section 2.7 shall be applied to the Revolving Credit Commitments of the Banks, pro rata according to the respective unused Revolving Credit Commitments and each Letter of Credit and Financed Sale shall be deemed participated in by the Banks, pro rata according to the amounts of their respective Revolving Credit Commitments; (b) the making, Conversion, and Continuation of Loans of a particular Type (other than Conversions provided for by Section 6.4) shall be made pro rata among the Banks holding Loans of such Type according to the amounts of their respective Commitments; (c) each payment and prepayment of principal of or interest on Loans by the Borrower of a particular Type shall be made to the Agent for the account of the Banks holding Loans of such Type pro rata in accordance with the respective unpaid principal amounts of such Loans held by such Banks; and (d) Interest Periods for Loans of a particular Type shall be allocated among the Banks holding Loans of such Type pro rata according to the respective principal amounts held by such Banks.

       Section 7 NON-RECEIPT OF FUNDS BY THE AGENT. Unless the Agent shall have been notified by a Bank or the Borrower (the "PAYOR") prior to the date on which such Bank is to make payment to the Agent of the proceeds of a Loan or Financed Sale to be made or participated in as applicable, by it hereunder or the Borrower is to make a payment to the Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the "REQUIRED PAYMENT"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, pay to the Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such period.

       Section 8     WITHHOLDING TAXES.

        (a) The Company agrees to pay to each Bank that is not a U.S. Person such additional amounts as are necessary in order that the net payment of any amount due to such non-U.S. Person hereunder after deduction for or withholding in respect of any U.S. taxes imposed with respect to such payment (or in lieu thereof, payment of such U.S. taxes by such


CREDIT AGREEMENT - Page 25
       non-U.S. Person), will not be less than the amount stated herein to be then due and payable, PROVIDED that the foregoing obligation to pay such additional amounts shall not apply:

(i) to any payment to any Bank hereunder unless such Bank is, on the date hereof (or on the date it becomes a Bank hereunder as provided in Section 15.8 hereof) and on the date of any change in the Applicable Lending Office of such Bank, either entitled to submit a Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Loans) or Form 4224 (relating to all interest to be received by such Bank hereunder in respect of the Loans),

(ii) to any U.S. taxes imposed solely by reason of the failure of such non-U.S. Person (or, if such non-U.S. Person is not the beneficial owner of the relevant Loan, such beneficial owner) to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such non-U.S. Person (or beneficial owner, as the case may be) if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. taxes.

       For the purposes of this Section 5.8(a), (A) "FORM 1001" shall mean
       Form 1001 (Ownership, Exemption, or Reduced Rate Certificate) of the Department of the Treasury of the United States of America, and
       (B) "FORM 4224" shall mean Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade Business in the United States) of the Department of the Treasury of the United States of America (or in relation to either such Form such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates).

(b) Within 30 days after paying any amount to the Agent or any Bank from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the Company shall deliver to the Agent for delivery to such non-U.S. Person evidence satisfactory to such Person of such deduction, withholding or payment (as the case may be).

       Section 9 WITHHOLDING TAX EXEMPTION. Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Agent two duly completed copies of Form 1001 or 4224, certifying in either case that such Bank is entitled to receive payments from the Borrower under any Loan Document without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form 1001 or 4224 further undertakes to deliver to Borrower and the Agent two additional copies of such form (or a successor form) on or before the date such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Bank is entitled to receive payments from the Borrower under any Loan Document without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or


CREDIT AGREEMENT - Page 26
regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving such payments without any deduction or withholding of United States federal income tax.

       Section 10 COMPUTATION OF INTEREST. Interest on the Loans and all other amounts payable by the Borrower hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

                                   ARTICLE VI

                         YIELD PROTECTION AND ILLEGALITY

       Section 1     ADDITIONAL COSTS.

              (a) The Borrower shall pay directly to each Bank from time to time such amounts as such Bank may determine to be necessary to compensate it for any costs incurred by such Bank which such Bank determines are attributable to its making or maintaining of any Eurodollar Loans hereunder or its obligation to make any of such Loans hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "ADDITIONAL COSTS"), resulting from any Regulatory Change which:

                     (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Notes in respect of any of such Loans (other than taxes imposed on the overall net income of such Bank or its Applicable Lending Office for any Eurodollar Loans by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office);

                     (ii) imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Bank (including any Eurodollar Loans or any deposits referred to in the definition of "Eurodollar Rate" in Section 1.1 hereof); or

                     (iii) imposes any other condition affecting this Agreement or the Notes or any of such extensions of credit or liabilities or commitments.

       Each Bank will notify the Borrower of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 6.1(a) as promptly as practicable and in any event, within 180 days, after it obtains knowledge thereof and determines to request such compensation, and will designate a different Applicable Lending


CREDIT AGREEMENT - Page 27

       Office for the Loans affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, violate any law, rule, or regulation or be in any way disadvantageous to such Bank, provided that such Bank shall have no obligation to so designate an Applicable Lending Office located outside the United States of America. Borrower shall not be obligated to pay for any such amounts if such Bank does not notify the Borrower that such additional amounts are owing within 180 days of the date such Bank obtains knowledge thereof. Each Bank will furnish the Borrower with a certificate setting forth the basis and the amount of each request of such Bank for compensation under this Section 6.1(a). If any Bank requests compensation from the Borrower under this
       Section 6.1(a), the Borrower may, by notice to such Bank (with a copy to the Agent) suspend the obligation of such Bank to make or Continue making, or Convert Loans into, Loans of the Type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 6.4 hereof shall be applicable). Notwithstanding the foregoing, in the event any Bank charges the Borrower additional compensation pursuant to this Section 6.1(a) in excess of the amounts (if any) generally being charged by the majority of the other Banks, the Borrower shall have the right to replace such Bank (the "REPLACED BANK") with an Eligible Assignee (the "REPLACEMENT BANK"), provided, however, that
       (i) at the time of any replacement pursuant to this Section, the Replacement Bank shall enter into an Assignment and Acceptance in form and substance satisfactory to the Replaced Bank, the Replacement Bank and the Agent pursuant to which the Replacement Bank shall acquire all of the Commitments and outstanding Loans of, the Replaced Bank and, in connection therewith, shall pay to the Replaced Bank an amount equal to the sum of (A) an amount equal to the principal of, and all accrued and unpaid interest on all outstanding Loans owing to the Replaced Bank, and
       (B) an amount equal to all accrued and unpaid fees owing to the Replaced Bank, and (ii) Borrower shall pay to the Replaced Bank all obligations of Borrower owing to such Replaced Bank (other than those specifically described in clause (i) above) concurrently with such replacement. Upon execution of the Assignment and Acceptance, the payment of the amounts referred to in clauses (i) and (ii) above and, if requested by the Replacement Bank, delivery to the Replacement Bank of the Notes executed by the Borrower, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to be a Bank hereunder, except with respect to the indemnification provisions under the Loan Documents, which shall survive as to such Replaced Bank.

              (b) Without limiting the effect of the foregoing provisions of this Section 6.1, in the event that, by reason of any Regulatory Change that becomes effective after date hereof, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurodollar Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Bank to make or Continue making, or Convert Loans into, Eurodollar Loans hereunder shall be suspended


CREDIT AGREEMENT - Page 28
       until such Regulatory Change ceases to be in effect (in which case the provisions of Section 6.4 hereof shall be applicable).

              (c) Determinations and allocations by any Bank for purposes of this Section 6.1 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Eurodollar Loans or of making or maintaining Eurodollar Loans or on amounts receivable by it in respect of Eurodollar Loans, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

       Section 2 LIMITATION ON TYPES OF LOANS. Anything herein to the contrary notwithstanding, if with respect to any Eurodollar Loans for any Interest Period therefor:

              (a) The Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Rate" in Section 1.1 hereof are not being provided in the relative amounts or for the relative maturities for purposes of determining the rate of interest for Eurodollar Loans as provided in this Agreement; or

              (b) Required Banks determine (which determination shall be conclusive) and notify the Agent that the relevant rates of interest referred to in the definition of "Eurodollar Rate" in Section 1.1 hereof on the basis of which the rate of interest for such Loans for such Interest Period is to be determined do not accurately reflect the cost to the Banks of making or maintaining Eurodollar Loans for such Interest Period;

then the Agent shall give the Borrower prompt notice thereof specifying the relevant amounts or periods, and so long as such condition remains in effect, the Banks shall be under no obligation to make additional Eurodollar Loans or to Convert Prime Rate Loans into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Eurodollar Loans or Convert such Eurodollar Loans into Prime Rate Loans in accordance with the terms of this Agreement.

       Section 3 ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to (a) honor its obligation to make Eurodollar Loans hereunder or
(b) maintain Eurodollar Loans hereunder, then such Bank shall promptly notify the Borrower (with a copy to the Agent) thereof and such Bank's obligation to make or maintain Eurodollar Loans and to Convert Prime Rate Loans into Eurodollar Loans hereunder shall be suspended until such time as such Bank may again make and maintain Eurodollar Loans (in which case the provisions of Section 6.4 hereof shall be applicable).

       Section 4 TREATMENT OF EURODOLLAR LOANS. If the Eurodollar Loans of any Bank are to be Converted pursuant to Section 6.1 or 6.3 hereof, such Bank's Eurodollar Loans shall be automatically Converted into Prime Rate Loans on the last day(s) of the then current Interest Period(s) for the Eurodollar Loans (or, in the case of a Conversion required by Section 6.1(b) or 6.3 hereof, on such earlier date as such Bank may specify to the Borrower with a copy to the Agent) and,


CREDIT AGREEMENT - Page 29
unless and until such Bank gives notice as provided below that the circumstances specified in Section 6.1 or 6.3 hereof which gave rise to such Conversion no longer exist:

              (a) To the extent that such Bank's Eurodollar Loans have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Bank's Eurodollar Loans shall be applied instead to its Prime Rate Loans;

              (b) All Loans which would otherwise be made or Continued by such Bank as Eurodollar Loans shall be made as or Converted into Prime Rate Loans and all Loans of such Bank which would otherwise be Converted into Eurodollar Loans shall be Converted instead into (or shall remain as) Prime Rate Loans; and

If such Bank gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 6.1 or 6.3 hereof which gave rise to the Conversion of such Bank's Eurodollar Loans pursuant to this Section 6.4 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans are outstanding, such Bank's Prime Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans to the extent necessary so that, after giving effect thereto, all Loans held by the Banks holding Eurodollar Loans and by such Bank are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Commitments.

       Section 5 COMPENSATION. The Borrower shall pay to the Agent for the account of each Bank, upon the request of such Bank through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost, or expense incurred by it as a result of:

              (a) Any payment, prepayment or Conversion of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the outstanding Loans pursuant to Section 13.2) on a date other than the last day of an Interest Period for such Loan; or

              (b) Any failure by the Borrower for any reason (including, without limitation, the failure of any conditions precedent specified in
       Article VIII to be satisfied) to borrow, Convert, or prepay a Eurodollar Loan on the date for such borrowing, Conversion, or prepayment, specified in the relevant notice of borrowing, prepayment, or Conversion under this Agreement.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid or Converted or not borrowed for the period from the date of such payment, Conversion, or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the interest component of the amount such Bank would have bid in the London interbank


CREDIT AGREEMENT - Page 30
market (if such Loan is a Eurodollar Loan) for Dollar deposits of leading banks and amounts comparable to such principal amount and with maturities comparable to such period.

       Section 6 CAPITAL ADEQUACY. If after the date hereof, any Bank shall have determined that the adoption or implementation of any applicable law, rule, or regulation regarding capital adequacy (including, without limitation, any law, rule, or regulation implementing the Basle Accord), or any change therein, or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by such Bank (or its parent) with any guideline, request, or directive regarding capital adequacy (whether or not having the force of law) of any central bank or other Governmental Authority (including, without limitation, any guideline or other requirement implementing the Basle Accord), has or would have the effect of reducing the rate of return on such Bank's (or its parent's) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which such Bank (or its parent) could have achieved but for such adoption, implementation, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within ten Business Days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its parent) for such reduction; provided, however, Borrower shall not be liable for any such amounts unless the Bank to which such amounts are due gives Borrower notice thereof within 180 days of the date that such Bank obtains knowledge that such additional compensation is owing. A certificate of such Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, such Bank may use any reasonable averaging and attribution methods. In making capital adequacy determinations, each Bank shall assess capital costs only to the extent such costs are generally being assessed by such Bank against other borrowers of comparable size and creditworthiness or, if no other borrower is of comparable size and creditworthiness, to the extent such Bank is assessing capital costs against its largest borrowers.

       Section 7 ADDITIONAL COSTS IN RESPECT OF LETTERS OF CREDIT. If as a result of any Regulatory Change there shall be imposed, modified, or deemed applicable any tax, reserve, special deposit, or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or the commitments to issue or participate in Letters of Credit hereunder, and the result shall be to increase the cost to the Issuing Bank or any Bank of issuing, maintaining or participating in any Letter of Credit or its commitment to issue or participate in Letters of Credit hereunder or reduce any amount receivable by the Issuing Bank or any Bank hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of the Issuing Bank's or such Bank's reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by the Issuing Bank or such Bank, the Borrower agrees to pay the Issuing Bank or such Bank, from time to time as specified by the Issuing Bank or such Bank, such additional amounts as shall be sufficient to compensate the Issuing Bank or such Bank for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by the Issuing Bank or such Bank, submitted by the Issuing Bank or such Bank to the Borrower, shall be conclusive as to the


CREDIT AGREEMENT - Page 31
amount thereof, provided that the determination thereof is made on a reasonable basis. Notwithstanding the foregoing, if any Bank charges additional compensation under this Section 6.7 in excess of the amounts (if any) generally being charged by the majority of the Banks, the Borrower may replace such Bank with a Replacement Bank pursuant to the same terms and conditions relating to the replacement of a Bank set forth in Section 6.1(a).

                                   ARTICLE VII

                                     SETOFF

       Section 1 SETOFF. If an Event of Default shall have occurred and is continuing, the Issuing Bank and each Bank are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being hereby expressly waived by the Borrower), to set off and apply any and all deposits (general, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Issuing Bank, the Agent or such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes, or any other Loan Document, irrespective of whether or not the Agent, the Issuing Bank or such Bank shall have made any demand under this Agreement, the Notes or any other Loan Document and although such obligations may be unmatured. The Issuing Bank, the Agent and each Bank agree promptly to notify the Borrower (with a copy to the Agent) after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights and remedies of the Issuing Bank, the Agent and each Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Issuing Bank, the Agent and such Bank may have.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

       Section 1 INITIAL TRANSACTION. The obligation of each Bank to make its initial Loan, of the Issuing Bank to issue the initial Letter of Credit, or the Agent to purchase the initial Conditional Sales Contract or make any initial Customer Loan is subject to the condition precedent that the Agent shall have received on or before the day of such Loan, issuance purchase or making, as applicable, of all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to the Agent:

              (a) RESOLUTIONS. Resolutions of the Board of Directors of the Borrower certified by its Secretary or an Assistant Secretary which authorize the execution, delivery, and performance by the Borrower of the Loan Documents to which the Borrower is or is to be a party;

              (b) INCUMBENCY CERTIFICATE. A certificate of incumbency certified by the Secretary or an Assistant Secretary of the Borrower certifying the names of the officers of the Borrower authorized to sign this Agreement and each of the other Loan Documents


CREDIT AGREEMENT - Page 32
       to which the Borrower is or is to be a party (including the certificates contemplated herein) together with specimen signatures of such officers;

              (c) ARTICLES OF INCORPORATION. The articles of incorporation of the Borrower certified by the Secretary or the Assistant Secretary of the Borrower;

              (d) BYLAWS. The bylaws of the Borrower certified by the Secretary or an Assistant Secretary of the Borrower;

              (e) GOVERNMENTAL CERTIFICATES. Certificates of (i) the appropriate government officials of the state of incorporation of the Borrower as to the existence and good standing of the Borrower, and (ii) the appropriate government officials in each jurisdiction where the Borrower is qualified to do business as to its good standing and qualification to do business in such jurisdiction, each dated within 10 days prior to the date of the initial Loan or issuance of a Letter of Credit;

              (f) REVOLVING CREDIT NOTES. The Revolving Credit Notes executed by the Borrower;

              (g) MATERIAL ADVERSE CHANGE. No material adverse change shall have occurred since the date of the most recent financial statements delivered by Borrower to the Agent, in the financial condition, business, operations, or prospects of the Borrower or in its assets, liabilities and properties and there shall be no material threatened or pending litigation adversely affecting its property and no material adverse change shall have occurred in the financial condition, business, operations, or prospects of the business to be acquired pursuant to the Acquisition;

              (h) INSURANCE POLICIES. Copies of all insurance policies required by Section 10.5;

              (i) UCC SEARCHES. The results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against the Borrower in such jurisdictions as the Agent shall determine, such searches to be as of a date no more than 45 days prior to the date of the initial Loan, issuance of the initial Letter of Credit, purchase of the initial Conditional Sales Contract or making of the initial Customer Loan, as applicable;

              (j) OPINION OF COUNSEL. A favorable opinion of Haynes and Boone, L.L.P., legal counsel to the Borrower, as to such matters as the Agent may reasonably request;

              (k) BORROWING BASE REPORT. A Borrowing Base Report duly completed and executed by the chief financial officer of Borrower;

              (l) ATTORNEYS' FEES AND EXPENSES. Evidence that the costs, fees and expenses (including attorneys' fees) referred to in
       Section 15.1, to the extent incurred, shall have been paid in full by the Borrower.


CREDIT AGREEMENT - Page 33

       Section 2 ALL TRANSACTIONS. The obligation of each Bank to make any Loan, issue any Letter of Credit, purchase any Conditional Sales Contract or make any Customer Loan (including any initial funding or issuance, as applicable) is subject to the following additional conditions precedent:

              (a) REQUEST FOR LOAN, LETTER OF CREDIT OR FINANCED SALE. The Agent or the Issuing Bank shall have received, in accordance with
       Section 5.1, 4.3, or 3.5, as the case may be, a Loan Request Form, Letter of Credit Request Form, or Financed Sale Request Form dated the date of such Loan, Letter of Credit, on Financed Sale executed by an authorized officer of the Borrower;

              (b) NO DEFAULT. No Default shall have occurred and be continuing, or would result from such Loan or Letter of Credit, as the case may be;

              (c) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties contained in Article IX hereof and in the other Loan Documents shall be true and correct on and as of the date of such Loan with the same force and effect as if such representations and warranties had been made on and as of such date; and

              (d) ADDITIONAL DOCUMENTATION. The Agent shall have received such additional approvals, opinions, or documents as the Agent or its legal counsel, Winstead Sechrest & Minick P.C., may reasonably request.

                                   ARTICLE IX

                         REPRESENTATIONS AND WARRANTIES

       To induce the Agent, the Issuing Bank, and the Banks to enter into this Agreement, the Borrower represents and warrants to the Agent, the Issuing Bank and the Banks that:

       Section 1 CORPORATE EXISTENCE. The Borrower and each Subsidiary (a) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a material adverse effect on its business, condition (financial or otherwise), operations, prospects, or properties. The Borrower has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

       Section 2 FINANCIAL STATEMENTS. The Borrower has delivered to the Agent audited consolidated financial statements of the Borrower and its Subsidiaries as at and for the fiscal year ended May 31, 1995, and unaudited consolidated financial statements of the Borrower and its Subsidiaries for the three-month period ended February 29, 1996. Such financial statements are true

CREDIT AGREEMENT - Page 34
and correct, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of the Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as scheduled or referred to or reflected in such financial statements. There has been no material adverse change in the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any of its Subsidiaries since the effective date of the most recent financial statements referred to in this Section.

       Section 3 CORPORATE ACTION; NO BREACH. The execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite corporate action on the part of the Borrower and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the articles of incorporation or bylaws of the Borrower or any of the Subsidiaries,
(ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which the Borrower or any of the Subsidiaries is a party or by which any of them or any of their property is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien (except as provided in Article XI) upon any of the revenues or assets of the Borrower or any Subsidiary.

       Section 4 OPERATION OF BUSINESS. The Borrower and each of its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and the Borrower and each of its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing.

       Section 5     LITIGATION AND JUDGMENTS.  Except as disclosed on
Schedule 1 hereto, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary, that would, if adversely determined, have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary or the ability of the Borrower to pay and perform the Obligations. There are no outstanding judgments against the Borrower or any Subsidiary.

       Section 6 RIGHTS IN PROPERTIES; LIENS. The Borrower and each Subsidiary have good and indefeasible title to or valid leasehold interests in their respective properties and assets, real and personal, including the properties, assets, and leasehold interests reflected in the financial statements described in Section 9.2, and none of the properties, assets, or leasehold interests of the Borrower or any Subsidiary is subject to any Lien, except the Permitted Liens.

       Section 7 ENFORCEABILITY. This Agreement constitutes, and the other Loan Documents to which the Borrower is party, when delivered, shall constitute the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective

CREDIT AGREEMENT - Page 35
terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights.

       Section 8 APPROVALS. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or may become a party or for the validity or enforceability thereof.

       Section 9 DEBT. The Borrower and its Subsidiaries have no Debt, except as disclosed on Schedule 2 hereto.

       Section 10 TAXES. The Borrower and each Subsidiary have filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable. The Borrower knows of no pending investigation of the Borrower or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of the Borrower or any Subsidiary.

       Section 11 USE OF PROCEEDS; MARGIN SECURITIES. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

       Section 12 ERISA. The Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. The Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

       Section 13 DISCLOSURE. No statement, information, report, representation, or warranty made by the Borrower in this Agreement or in any other Loan Document or furnished to the Agent, the Issuing Bank, or any Bank in connection with this Agreement or any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Borrower which has a material adverse effect, or which might in the future have a material adverse effect, on

CREDIT AGREEMENT - Page 36
the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary that has not been disclosed in writing to the Agent, the Issuing Bank, and the Banks.

       Section 14 SUBSIDIARIES. The Borrower has no Subsidiaries other than those listed on Schedule 3 hereto, and Schedule 3 sets forth the jurisdiction of incorporation of each Subsidiary and the percentage of the Borrower's ownership of the outstanding voting stock of each Subsidiary. All of the outstanding capital stock of each Subsidiary has been validly issued, is fully paid, and is nonassessable.

       Section 15 AGREEMENTS. Neither the Borrower nor any Subsidiary is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary, or the ability of the Borrower to pay and perform its obligations under the Loan Documents to which it is a party. Neither the Borrower nor any Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

       Section 16 COMPLIANCE WITH LAWS. Neither the Borrower nor any Subsidiary is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

       Section 17 INVENTORY. All inventory of the Borrower has been produced in substantial compliance with all applicable laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. Sections 201-219), and the regulations promulgated thereunder.

       Section 18 INVESTMENT COMPANY ACT. Neither the Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

       Section 19 PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

       Section 20 ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 4 hereto:

              (a) The Borrower, each Subsidiary, and all of their respective properties, assets, and operations are in compliance in all material respects with all Environmental Laws. The Borrower is not aware of, nor has the Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of the Borrower and the Subsidiaries with all Environmental Laws;

CREDIT AGREEMENT - Page 37

              (b) To the best of the Borrower's knowledge, the Borrower and each Subsidiary have obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and have received no notice that all such permits are not in good standing, or that the Borrower and its Subsidiaries are not in compliance with all of the terms and conditions of such permits;

              (c) To the best of Borrower's knowledge, no Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the properties or assets of the Borrower or any Subsidiary except in amounts that would not violate applicable law. The use which the Borrower and the Subsidiaries make and intend to make of their respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their properties or assets except in amounts that would not violate applicable law;

              (d) Neither the Borrower nor any of its Subsidiaries nor any of their respective currently or previously owned or leased properties or operations is subject to any outstanding or, to the best of its knowledge, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

              (e) To the best of the Borrower's knowledge, there are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of the Borrower or any of its Subsidiaries that could reasonably be expected to give rise to any Environmental Liabilities;

              (f) Neither the Borrower nor any of its Subsidiaries is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ., regulations thereunder or any comparable provision of state law. The Borrower and its Subsidiaries are in substantial compliance with all applicable financial responsibility requirements of all Environmental Laws;

              (g) Neither the Borrower nor any of its Subsidiaries has filed or to the best of Borrower's knowledge, failed to file any notice required under applicable Environmental Law reporting a Release; and

              (h) The Borrower has received no notice that a Lien arising under any Environmental Law has attached to any property or revenues of the Borrower or its Subsidiaries.





CREDIT AGREEMENT - Page 38

                                    ARTICLE X

                               POSITIVE COVENANTS

       The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Bank has any Commitment hereunder, the Issuing Bank has any obligation to issue Letters of Credit hereunder, or the Agent (or Wells Fargo) has any obligation to make Customer Loans or purchase Conditional Sales Contracts, the Borrower will perform and observe the following positive covenants:

       Section 1 REPORTING REQUIREMENTS. The Borrower will furnish to the Agent, the Issuing Bank and each Bank:

              (a) ANNUAL FINANCIAL STATEMENTS. As soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending May 31, 1996, (i) a copy of the annual audit report of the Borrower and the Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to the Agent, to the effect that such report has been prepared in accordance with GAAP; and (ii) a certificate of such independent certified public accountants to the Agent (A) stating that to their knowledge no Default has occurred and is continuing, or if in their opinion a Default has occurred and is continuing, a statement as to the nature thereof, and (B) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith;

              (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available, and in any event within 60 days after the end of each of the quarters of each fiscal year of the Borrower, a copy of an unaudited financial report of the Borrower and the Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by the chief financial officer of the Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of the Borrower and the Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein;

              (c) CERTIFICATE OF NO DEFAULT. Within 30 days after the end of each fiscal quarter, a certificate of the chief executive officer or chief financial officer of the Borrower (i) stating that to the best of such officer's knowledge, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action that is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with Article XII;


CREDIT AGREEMENT - Page 39

              (d) MANAGEMENT LETTERS. Promptly upon receipt thereof, a copy of any management letter or written report submitted to the Borrower or any Subsidiary by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary;

              (e) NOTICE OF LITIGATION. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or such Subsidiary;

              (f) NOTICE OF DEFAULT. As soon as possible and in any event within five days after the occurrence of each Default, a written notice setting forth the details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

              (g) ERISA REPORTS. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which the Borrower or any Subsidiary files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within 5 days after the Borrower or any Subsidiary knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of the Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that the Borrower proposes to take with respect thereto;

              (h) REPORTS TO OTHER CREDITORS. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Agent, the Issuing Bank and the Banks pursuant to any other clause of this Section;

              (i) NOTICE OF MATERIAL ADVERSE CHANGE. As soon as possible and in any event within five days after the occurrence thereof, written notice of any matter that could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary;

              (j) PROXY STATEMENTS, ETC. As soon as available and in any event within 10 days of sending or filing with the Securities and Exchange Commission or successor agency, one copy of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders generally and one copy of each regular, periodic or special report, form (including, without limitation, all 10-K and 10-Q filings), registration statement, or prospectus filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency; provided, however, in any

CREDIT AGREEMENT - Page 40
       event, Borrower shall furnish to the Agent within 120 days of fiscal year end its 10-K filing and within 60 days of fiscal quarter end its 10-Q filing with respect to such fiscal period.

              (k) BORROWING BASE REPORT. As soon as available and in any event within 10 days after the end of each month, a Borrowing Base Report properly completed and executed by the chief financial officer or other authorized officer of Borrower;

              (l) ACCOUNTS RECEIVABLE AGINGS. Promptly upon request of the Agent, an aging of accounts receivable of the Borrower in such form as may be satisfactory to the Agent; and

              (m) GENERAL INFORMATION. Promptly, such other information concerning the Borrower or any Subsidiary as the Agent or any Bank may from time to time reasonably request.

       Section 2 MAINTENANCE OF EXISTENCE; CONDUCT OF BUSINESS. The Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its corporate existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the Borrower's reasonable business judgment, and in the ordinary conduct of its business. The Borrower will conduct, and will cause each Subsidiary to conduct, its business in an orderly and efficient manner in accordance with good business practices.

       Section 3 MAINTENANCE OF PROPERTIES. The Borrower will maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition.

       Section 4 TAXES AND CLAIMS. The Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; PROVIDED, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.

       Section 5 INSURANCE. The Borrower will maintain, and will cause each of the Subsidiaries to maintain, insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and the Subsidiaries operate, provided that in any event the Borrower will maintain and cause each Subsidiary to maintain workmen's compensation insurance, property insurance, comprehensive general liability insurance, products liability insurance, and business interruption insurance reasonably satisfactory to the Agent and the Banks. Each insurance policy covering Collateral shall provide that such policy will not be cancelled or reduced without 30 days' prior written notice to the Agent. In the event an Event of Default occurs and continues for a period of ninety days, Borrower

CREDIT AGREEMENT - Page 41
will cause, within five days, each insurance policy covering Collateral to name the Agent as additional assured and loss payee for the benefit of the Banks and the Issuing Bank.

       Section 6 INSPECTION RIGHTS. Upon reasonable prior notice, oral or written, and during ordinary business hours, the Borrower will permit, and will cause each Subsidiary to permit, representatives of the Agent, the Issuing Bank and each Bank to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants. Notwithstanding the foregoing, following the occurrence of a Default, the foregoing restrictions relating to notice and normal business hours shall not apply.

       Section 7 KEEPING BOOKS AND RECORDS. The Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

       Section 8 COMPLIANCE WITH LAWS. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator.

       Section 9 COMPLIANCE WITH AGREEMENTS. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business.

       Section 10 FURTHER ASSURANCES. The Borrower will, and will cause each Subsidiary to, execute and deliver such further agreements and instruments and take such further action as may be requested by the Agent to carry out the provisions and purposes of this Agreement and the other Loan Documents.

       Section 11 ERISA. The Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

       Section 12 USE OF PROCEEDS; PERMANENT FINANCING. To the extent that Borrower uses any of the proceeds from the Revolving Credit Loans as construction financing for a new physical plant of Borrower, Borrower shall within 90 days from completion of such plant obtain a permanent loan, the proceeds of which shall be used to refinance such Revolving Credit Loans.

       Section 13 INVENTORY. All inventory of the Borrower will hereafter be produced in substantial compliance with all applicable laws, rules, regulations and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. Sections 201-219), and the regulations promulgated thereunder.




CREDIT AGREEMENT - Page 42

                                   ARTICLE XI

                               NEGATIVE COVENANTS

       The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Bank has any Commitment hereunder, the Issuing Bank has any obligation to issue Letters of Credit hereunder, or the Agent (or Wells Fargo) has any obligation to make Customer Loans or purchase Conditional Sales Contracts, the Borrower will perform and observe the following negative covenants:

       Section 1 DEBT. The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Debt, except the following (herein referred to as "PERMITTED DEBT"):

              (a) Debt to the Agent, the Banks, and the Issuing Bank pursuant to the Loan Documents;

              (b) Debt in an aggregate amount not to exceed $25,000,000 at any time outstanding (including, without limitation, reimbursement obligations under letters of credit issued by ABN Amro Bank and Debt secured by Permitted Liens);

              (c)    Existing Debt described on Schedule 2 hereto; and

              (d)    Debt secured by a Lien on the property referred to in
       Section 11.2(c) below.

       Section 2 LIMITATION ON LIENS. The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except the following (herein referred to as "PERMITTED LIENS"):

              (a) Liens on the property described on Schedule 5 hereto to secure Permitted Debt;

              (b) Liens in favor of the Agent for the benefit of the Banks and the Issuing Bank;

              (c) Liens on the Borrower's office buildings and the new physical plant (including the purchase and installation of equipment with respect thereto) being built by the Borrower in Stafford, Texas during its 1996 fiscal year, securing Permitted Debt;

              (d) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or the Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;




CREDIT AGREEMENT - Page 43

              (e) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

              (f) Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business; and

              (g) Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Debt), or leases made in the ordinary course of business.

       Section 3 MERGERS, ETC. The Borrower will not, and will not permit any Subsidiary to, become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the business or assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate itself.

       Section 4 RESTRICTED PAYMENTS. After the occurrence of a Default or if a Default would occur as a result thereof, the Borrower will not declare or pay any dividends or make any other payment or distribution (whether in cash, property, or obligations) on account of its capital stock, or redeem, purchase, retire, or otherwise acquire any of its capital stock, or permit any of its Subsidiaries to purchase or otherwise acquire any capital stock of the Borrower or another Subsidiary, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its capital stock or for any redemption, purchase, retirement, or other acquisition of any of its capital stock.

       Section 5 INVESTMENTS. The Borrower will not make, and will not permit any Subsidiary to make, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase or own, or permit any Subsidiary to purchase or own, any stock, bonds, notes, debentures, or other securities of, any Person in excess of $25,000,000 in the aggregate per fiscal year of the Borrower, except:

              (a) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

              (b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000; and

              (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor's Corporation or Moody's Investors Service, Inc.


CREDIT AGREEMENT - Page 44

       Section 6 LIMITATION ON ISSUANCE OF SUBSIDIARIES' CAPITAL STOCK. The Borrower will not, without the prior written consent of the Required Banks, which consent shall not be unreasonably withheld, permit any of its Subsidiaries to, at any time issue, sell, assign, or otherwise dispose of (a) any of such Subsidiary's capital stock, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of such Subsidiary's capital stock, or (c) any option, warrant, or other right to acquire any of such Subsidiary's capital stock.

       Section 7 TRANSACTIONS WITH AFFILIATES. The Borrower will not enter into, and will not permit any Subsidiary to enter into, any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the Borrower or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

       Section 8 DISPOSITION OF ASSETS. Except for dispositions of assets the value of which when aggregated with the value of other disposed assets is $5,000,000 or less, the Borrower will not without the prior written consent of the Required Banks, which consent shall not be unreasonably withheld, sell, lease, assign, transfer, or otherwise dispose of any of its assets, or permit any Subsidiary to do so with any of its assets, except dispositions of inventory in the ordinary course of business and dispositions of obsolete, damaged, or worn out equipment, or charitable contributions of previously owned equipment.

       Section 9 SALE AND LEASEBACK. The Borrower will not enter into, and will not permit any Subsidiary to enter into, any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

       Section 10 PREPAYMENT OF DEBT. The Borrower will not prepay, and will not permit any Subsidiary to prepay, any Debt the amount of which when aggregated with other prepaid Debt is $5,000,000 or more, except the Obligations.

       Section 11 NATURE OF BUSINESS. The Borrower will not, without the prior written consent of the Required Banks, which consent shall not be unreasonably withheld, and will not permit any Subsidiary to, engage in any business not reasonably related to the businesses in which they are engaged on the date hereof.

       Section 12 ENVIRONMENTAL PROTECTION. The Borrower will not, and will not permit any of its Subsidiaries to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material except in amounts that will not violate applicable law, (b) generate any Hazardous Material, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which the Borrower or any of its Subsidiaries would be responsible except for any such violations or

CREDIT AGREEMENT - Page 45

Environmental Liabilities that would not individually or in the aggregate have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary.

       Section 13 ACCOUNTING. The Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to the Agent, or (b) in tax reporting treatment, except as required by law and disclosed to the Agent.

                                   ARTICLE XII

                               FINANCIAL COVENANTS

       The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Bank has any Commitment hereunder or the Issuing Bank has any obligation to issue Letters of Credit hereunder, or the Agent (or Wells Fargo) has any obligation to make Customer Loans or purchase Conditional Sales Contracts, the Borrower will perform and observe the following financial covenants:

       Section 1 FUNDED DEBT TO CAPITALIZATION RATIO. The Borrower will not permit its Funded Debt to Capitalization Ratio to exceed .30 to 1.0, calculated quarterly as of the last day of each February, May, August and November.

       Section 2 CONSOLIDATED TANGIBLE NET WORTH. The Borrower will maintain Consolidated Tangible Net Worth in an amount not less than $180,000,000, calculated quarterly as of the last day of each February, May, August and November.

       Section 3 LEVERAGE RATIO. The Borrower will not permit its Leverage Ratio to exceed .50 to 1.0, calculated quarterly as of the last day of each February, May, August and November.

       Section 4 CAPITAL EXPENDITURES. The Borrower will not permit the aggregate capital expenditures of the Borrower and the Subsidiaries to exceed $30,000,000 during any fiscal year; PROVIDED, HOWEVER, such amount does not include expenditures to be incurred by Borrower during the 1996 fiscal year in connection with the construction of a new manufacturing plant in Stafford, Texas (including the purchase and installation of equipment with respect thereto), the aggregate cost of which shall not exceed $20,000,000.

                                  ARTICLE XIII

                                     DEFAULT

       Section 1 EVENTS OF DEFAULT. Each of the following shall be deemed an "Event of Default":

              (a) The Borrower shall fail to pay when due the Obligations or any part thereof.

CREDIT AGREEMENT - Page 46

              (b) Any representation or warranty made or deemed made by the Borrower or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

              (c) The Borrower shall fail to perform, observe, or comply with any covenant, agreement, or term contained in Section 10.1(e), (f), (h) or (i), Article XI, or Article XII of this Agreement; or the Borrower or any Obligated Party shall fail to perform, observe, or comply with any other covenant, agreement, or term contained in this Agreement or any other Loan Document (other than covenants to pay the Obligations) and such failure shall continue for a period of 30 days after notice thereof to the Borrower by the Agent or any Bank (through the Agent).

              (d) The Borrower, any Material Subsidiary, or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

              (e) An involuntary proceeding shall be commenced against the Borrower, any Material Subsidiary, or any Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of 60 days.

              (f) The Borrower, any Material Subsidiary, or any Obligated Party shall fail to discharge within a period of 30 days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $250,000 against any of its assets or properties.

              (g) A final judgment or judgments for the payment of money in excess of $250,000 in the aggregate shall be rendered by a court or courts against the Borrower, any of its Material Subsidiaries, or any Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Borrower or the relevant Material Subsidiary or Obligated Party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

CREDIT AGREEMENT - Page 47

              (h) The Borrower, any Material Subsidiary, or any Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

              (i) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower, any Subsidiary, any Obligated Party or any of their respective shareholders, or the Borrower or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral purported to be covered thereby.

              (j) Any of the following events shall occur or exist with respect to the Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of Required Banks subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed $250,000.

              (k) The Borrower or any of its Material Subsidiaries, or any of their properties, revenues, or assets, shall become the subject of an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged (or provisions shall not be made for such discharge) within 30 days from the date of entry thereof.

       Section 2 REMEDIES. If any Event of Default shall occur and be continuing, the Agent may (and if directed by Required Banks, shall) do any one or more of the following:

              (a) ACCELERATION. Declare all outstanding principal of and accrued and unpaid interest on the Notes and all other obligations of the Borrower under the Loan Documents immediately due and

CREDIT AGREEMENT - Page 48
       payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

              (b) TERMINATION OF COMMITMENTS. Terminate the Commitments and the obligation of the Issuing Bank to issue Letters of Credit hereunder without notice to the Borrower.

              (c)    JUDGMENT.  Reduce any claim to judgment.

              (d) FORECLOSURE. Foreclose or otherwise enforce any Lien granted to the Agent for the benefit of itself and the Banks to secure payment and performance of the Obligations in accordance with the terms of the Loan Documents.

              (e) RIGHTS. Exercise any and all rights and remedies afforded by the laws of the State of Texas or any other jurisdiction, by any of the Loan Documents, by equity, or otherwise.

Provided, however, that upon the occurrence of an Event of Default under Subsection (d) or (e) of Section 13.1, the Commitments of all of the Banks, the obligation of the Issuing Bank to issue Letters of Credit and the obligation of the Agent to make Customer Loans or purchase Conditional Sales Contracts shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Notes and all other obligations of the Borrower under the Loan Documents shall thereupon become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

       Section 3 LETTERS OF CREDIT/FINANCED SALES. If any Event of Default shall occur and be continuing, Borrower shall, if requested by the Agent for the Required Banks (i) immediately deposit with and pledge to the Agent cash or cash equivalent investments in an amount equal to the sum of (1) outstanding Letter of Credit Liabilities and (2) the sum of outstanding Customer Loan Liabilities as security for the Obligations, and (ii) immediately purchase all Conditional Sales Contracts and Customer Loans pursuant to the Borrower's Guaranties.

       Section 4 PERFORMANCE BY THE AGENT. If the Borrower shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, the Agent may, at the direction of Required Banks, perform or attempt to perform such covenant or agreement on behalf of the Borrower. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount expended by the Agent or the Banks in connection with such performance or attempted performance to the Agent at the Principal Office, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Agent, the Issuing Bank nor any Bank shall have any liability or responsibility for the performance of any obligation of the Borrower under this Agreement or any of the other Loan Documents.




CREDIT AGREEMENT - Page 49

                                   ARTICLE XIV

                                    THE AGENT

       Section 1 APPOINTMENT, POWERS AND IMMUNITIES. In order to expedite the various transactions contemplated by this agreement, the Banks and the Issuing Bank hereby irrevocably appoint and authorize Wells Fargo to act as their Agent hereunder and under each of the other Loan Documents. Wells Fargo consents to such appointment and agrees to perform the duties of the Agent as specified herein. The Banks and the Issuing Bank authorize and direct the Agent to take such action in their name and on their behalf under the terms and provisions of the Loan Documents and to exercise such rights and powers thereunder as are specifically delegated to or required of the Agent for the Banks and the Issuing Bank, together with such rights and powers as are reasonably incidental thereto. The Agent is hereby expressly authorized to act as the Agent on behalf of itself, the other Banks and the Issuing Bank:

              (a) To receive on behalf of each of the Banks, the Issuing Bank and the Agent any payment of principal, interest, fees or other amounts paid pursuant to this Agreement and the Notes and to distribute to each Bank, the Issuing Bank and the Agent, or any or some of them its share of all payments so received as provided in this Agreement;

              (b) To receive all documents and items to be furnished under the Loan Documents;

              (c) To act as nominee for and on behalf of the Banks, the Issuing Bank and the Agent in and under the Loan Documents;

              (d) To arrange for the means whereby the funds of the Banks are to be made available to the Borrower;

              (e) To distribute to the Banks and the Issuing Bank information, requests, notices, payments, prepayments, documents and other items received from the Borrower, the other Obligated Parties, and other Persons;

              (f) To execute and deliver to the Borrower, the other Obligated Parties, and other Persons, all requests, demands, approvals, notices, and consents received from the Banks and the Issuing Bank;

              (g) To the extent permitted by the Loan Documents, to exercise on behalf of itself, each Bank and the Issuing Bank all rights and remedies of Banks upon the occurrence of any Event of Default;

              (h) To accept, execute, and deliver any security documents as the secured party, including, without limitation all UCC financing statements; and

              (i) To take such other actions as may be requested by Required Banks.

CREDIT AGREEMENT - Page 50

       Neither the Agent nor any of its Affiliates, officers, directors, employees, attorneys, or agents shall be liable for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with this Agreement or any of the other Loan Documents except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, the Agent (i) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (ii) shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Bank or the Issuing Bank; (iii) shall not be required to initiate any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by Required Banks; (iv) shall not be responsible to the Banks or the Issuing Bank for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Person to perform any of its obligations hereunder or thereunder; (v) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by this Agreement, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by Required Banks, and such instructions of Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks; PROVIDED, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law.

       Section 2 RIGHTS OF AGENT AS A BANK. With respect to its Commitment, the Loans made by it and the Notes issued to it, Wells Fargo in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, the Issuing Bank or the Agent in respect of Financed Sales and the term "BANK" or "BANKS" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may (without having to account therefor to any Bank, the Issuing Bank or the Agent in respect of Financed Sales) accept deposits from, lend money to, act as trustee under indentures of, provide merchant banking services to, and generally engage in any kind of business with the Borrower, any of its Subsidiaries, any other Obligated Party, and any other Person who may do business with or own securities of the Borrower, any Subsidiary, or any other Obligated Party, all as if it were not acting as the Agent and without any duty to account therefor to the Banks, the Issuing Bank or the Agent in respect of Financed Sales.

       Section 3 SHARING OF PAYMENTS, ETC. If any Bank shall obtain any payment of any principal of or interest on any Loan made by it under this Agreement or payment of any other


CREDIT AGREEMENT - Page 51
obligation under the Loan Documents then owed by the Borrower or any other Obligated Party to such Bank, whether voluntary, involuntary, through the exercise of any right of setoff, banker's lien, counterclaim or similar right, or otherwise, in excess of its pro rata share, such Bank shall promptly purchase from the other Banks participations in the Loans held by them hereunder in such amounts, and make such other adjustments from time to time as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of the other Banks in accordance with its pro rata portion thereof. To such end, all of the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if all or any portion of such excess payment is thereafter rescinded or must otherwise be restored. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank so purchasing a participation in the Loans made by the other Banks may exercise all rights of setoff, banker's lien, counterclaim, or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans to the Borrower in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

       Section 4 INDEMNIFICATION. THE BANKS HEREBY AGREE TO INDEMNIFY THE AGENT FROM AND HOLD THE AGENT AND THE ISSUING BANK HARMLESS AGAINST (TO THE EXTENT NOT REIMBURSED UNDER SECTIONS 15.1 AND 15.2, BUT WITHOUT LIMITING THE OBLIGATIONS OF THE BORROWER UNDER SECTIONS 15.1 AND 15.2), RATABLY IN ACCORDANCE WITH THEIR RESPECTIVE COMMITMENTS, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, DEFICIENCIES, SUITS, COSTS, EXPENSES (INCLUDING ATTORNEYS' FEES), AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE AGENT OR THE ISSUING BANK IN ANY WAY RELATING TO OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY THE AGENT OR THE ISSUING BANK UNDER OR IN RESPECT OF ANY OF THE LOAN DOCUMENTS; PROVIDED, FURTHER, THAT NO BANK SHALL BE LIABLE FOR ANY PORTION OF THE FOREGOING TO THE EXTENT CAUSED BY THE AGENT'S OR THE ISSUING BANK'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE EXPRESS INTENTION OF THE BANKS THAT THE AGENT AND THE ISSUING BANK SHALL BE INDEMNIFIED HEREUNDER FROM AND HELD HARMLESS AGAINST ALL OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, DEFICIENCIES, SUITS, COSTS, EXPENSES (INCLUDING ATTORNEYS' FEES), AND DISBURSEMENTS OF ANY KIND OR NATURE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF THE AGENT OR THE ISSUING BANK. WITHOUT LIMITING ANY OTHER PROVISION OF THIS SECTION, EACH BANK AGREES TO REIMBURSE THE AGENT AND THE ISSUING BANK PROMPTLY UPON DEMAND FOR ITS PRO RATA SHARE (CALCULATED ON THE BASIS OF THE COMMITMENTS) OF ANY AND ALL OUT-OF-POCKET EXPENSES (INCLUDING ATTORNEYS' FEES) INCURRED BY THE AGENT OR THE

CREDIT AGREEMENT - Page 52

ISSUING BANK IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THE LOAN DOCUMENTS, TO THE EXTENT THAT THE AGENT OR THE ISSUING BANK IS NOT REIMBURSED FOR SUCH EXPENSES BY THE BORROWER.

       Section 5 INDEPENDENT CREDIT DECISIONS. Each Bank agrees that it has independently and without reliance on the Agent, the Issuing Bank, or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, the Issuing Bank, or any other Bank, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any Obligated Party of this Agreement or any other Loan Document or to inspect the properties or books of the Borrower or any Obligated Party. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide the Issuing Bank, or any Bank with any credit or other financial information concerning the affairs, financial condition or business of the Borrower or any Obligated Party (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates.

       Section 6 SEVERAL COMMITMENTS. The Commitments and other obligations of the Banks under this Agreement are several. The default by any Bank in making a Loan in accordance with its Commitment shall not relieve the other Banks of their obligations under this Agreement. In the event of any default by any Bank in making any Loan, each nondefaulting Bank shall be obligated to make its Loan but shall not be obligated to advance the amount which the defaulting Bank was required to advance hereunder. In no event shall any Bank be required to advance an amount or amounts which shall in the aggregate exceed such Bank's Commitment. No Bank shall be responsible for any act or omission of any other Bank.

       Section 7 SUCCESSOR AGENT. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Agent may be removed at any time with or without cause by Required Banks. Upon any such resignation or removal, Required Banks will have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by Required Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or any State thereof and having combined capital and surplus of at least $100,000,000. Upon the acceptance of its appointment as successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges, immunities, and duties of the resigning or removed Agent, and the resigning or removed Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.

CREDIT AGREEMENT - Page 53

After any Agent's resignation or removal as Agent, the provisions of this
Article XIV shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was the Agent.

                                   ARTICLE XV

                                  MISCELLANEOUS

       Section 1     EXPENSES.  The Borrower hereby agrees to pay on demand:
(a) all reasonable costs and expenses of the Agent, the Issuing Bank, and the Banks in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel for the Agent, the Issuing Bank, and the Banks, (b) all costs and expenses of the Agent, the Issuing Bank and the Banks in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the reasonable fees and expenses of legal counsel for the Agent, the Issuing Bank, and the Banks, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Document, and (e) all other reasonable costs and expenses incurred by the Agent, the Issuing Bank, and the Banks in connection with this Agreement or any other Loan Document, including, without limitation, all reasonable costs, expenses, and other charges incurred following the occurrence of a Default in connection with obtaining any audit or appraisal in respect of the Collateral.

       Section 2 INDEMNIFICATION. THE BORROWER SHALL INDEMNIFY THE AGENT, THE ISSUING BANK, AND EACH BANK AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS'
FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY THE BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWER OR ANY SUBSIDIARY, OR
(E) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING. WITHOUT

CREDIT AGREEMENT - Page 54

LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS' FEES) ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH PERSON.

       Section 3 LIMITATION OF LIABILITY. NONE OF THE AGENT, THE ISSUING BANK, ANY BANK, OR ANY AFFILIATE, OFFICER, DIRECTOR, EMPLOYEE, ATTORNEY, OR AGENT THEREOF SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE ANY OF THEM UPON, ANY CLAIM FOR ANY SPECIAL OR PUNITIVE DAMAGES SUFFERED OR INCURRED BY THE BORROWER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. THE BORROWER HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE THE AGENT, THE ISSUING BANK, OR ANY BANK OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, OR AGENTS FOR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

       Section 4 NO DUTY. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Agent, the Issuing Bank, and the Banks shall have the right to act exclusively in the interest of the Agent, the Issuing Bank and the Banks and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower or any of the Borrower's shareholders or any other Person.

       Section 5 NO FIDUCIARY RELATIONSHIP. The relationship between the Borrower and each Bank is solely that of debtor and creditor, and neither the Agent, the Issuing Bank, nor any Bank has any fiduciary or other special relationship with the Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower and any Bank to be other than that of debtor and creditor.

       Section 6 EQUITABLE RELIEF. The Borrower recognizes that in the event the Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to the Agent, the Issuing Bank, and the Banks. The Borrower therefore agrees that the Agent, the Issuing Bank, and the Banks, if the Agent, the Issuing Bank, or the Banks so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.



CREDIT AGREEMENT - Page 55

       Section 7 NO WAIVER; CUMULATIVE REMEDIES. No failure on the part of the Agent, the Issuing Bank or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

       Section 8     SUCCESSORS AND ASSIGNS.

              (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agent and all of the Banks. Any Bank may sell participations to one or more banks or other institutions in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans owing to it); PROVIDED, however, that (i) such Bank's obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitments) shall remain unchanged, (ii) such Bank shall remain solely responsible to the Borrower for the performance of such obligations, (iii) such Bank shall remain the holder of its Notes for all purposes of this Agreement, (iv) the Borrower shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and the other Loan Documents, and
       (v) such Bank shall not sell a participation that conveys to the participant the right to vote or give or withhold consents under this Agreement or any other Loan Document, other than the right to vote upon or consent to (A) any increase of such Bank's Commitments, (B) any reduction of the principal amount of, or interest to be paid on, the Loans of such Bank, (C) any reduction of any commitment fee or other amount payable to such Bank under any Loan Document, or (D) any postponement of any date for the payment of any amount payable in respect of the Loans of such Bank.

              (b) The Borrower and each of the Banks agree that any Bank (the "ASSIGNING BANK") may, with the Agent's consent and unless an Event of Default has occurred, the Borrower's consent (except that no consent shall be required with respect to assignments by Wells Fargo during the first six months after the date hereof, Wells Fargo agreeing to use reasonable efforts to keep the Borrower advised of any potential assignees), which consent of the Borrower shall not be unreasonably withheld or delayed, at any time assign to one or more Eligible Assignees all, or a proportionate part of all, of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitments and Loans) (each an "ASSIGNEE"); PROVIDED, however, that (i) each such assignment shall be of a consistent, and not a varying, percentage of all of the assigning Bank's Commitments, rights and obligations under this Agreement and the other Loan Documents, (ii) except in the case of an assignment of all of a Bank's rights and obligations under this Agreement and the other Loan Documents, the amount of the Commitments of the assigning Bank being assigned pursuant to each assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less

CREDIT AGREEMENT - Page 56
       than $5,000,000, and (iii) the parties to each such assignment shall execute and deliver to the Agent for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with the Notes subject to such assignment, and a processing and recordation fee of $2,500, to be paid by the Assignee. Upon such execution, delivery, acceptance, and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, or, if so specified in such Assignment and Acceptance, the date of acceptance thereof by the Agent, (x) the assignee thereunder shall be a party hereto as a "Bank" and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and under the Loan Documents and (y) the Bank that is an assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a Bank's rights and obligations under the Loan Documents, such Bank shall cease to be a party thereto).

              (c) By executing and delivering an Assignment and Acceptance, the Bank that is an assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Loan Documents or the execution, legality, validity, and enforceability, genuineness, sufficiency, or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Obligated Party or the performance or observance by the Borrower or any Obligated Party of its obligations under the Loan Documents; (iii) such assignee confirms that it has received a copy of the other Loan Documents, together with copies of the financial statements referred to in Section 9.2 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent or such assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

              (d) The Agent shall maintain at its Principal Office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the

CREDIT AGREEMENT - Page 57

       Loans owing to, each Bank from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, the Issuing Bank and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes under the Loan Documents. The Register shall be available for inspection by the Borrower, the Issuing Bank or any Bank at any reasonable time and from time to time upon reasonable prior notice.

              (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit "E" hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt written notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its expense, shall execute and deliver to the Agent in exchange for the surrendered Notes, new Notes to the order of such Eligible Assignee in an amount equal to the Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a portion of its Commitments, new Notes to the order of the assigning Bank in an amount equal to the Commitments retained by it hereunder (each such promissory note shall constitute a "NOTE" for purposes of the Loan Documents). Such new Notes shall be in an aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance, and shall otherwise be in substantially the form of Exhibit "A" hereto.

              I\3    Any Bank may, in connection with any assignment or
       participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or its Subsidiaries furnished to such Bank by or on behalf of the Borrower or its Subsidiaries, subject, however, to the provisions of Section 15.21.

       Section 9 SURVIVAL. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by the Agent, the Issuing Bank, or any Bank or any closing shall affect the representations and warranties or the right of the Agent, the Issuing Bank, or any Bank to rely upon them. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations of the Borrower under Article VI and Sections 15.1 and 15.2 shall survive repayment of the Notes and termination of the Commitments.

       Section 10 ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF

CREDIT AGREEMENT - Page 58

THE PARTIES HERETO.  THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

       Section 11 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document to which the Borrower is a party, nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by Required Banks and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, that no amendment, waiver, or consent shall, unless in writing and signed by all of the Banks and the Borrower, do any of the following: (a) increase the Commitments of the Banks or subject the Banks to any additional obligations; (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable to the Banks hereunder; (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable to the Banks hereunder; (d) waive any of the conditions specified in Article VII; (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the number of Banks which shall be required for the Banks or any of them to take any action under this Agreement; (f) change any provision contained in this Section 15.11; or
(g) release any Collateral. Notwithstanding anything to the contrary contained in this Section, no amendment, waiver, or consent shall be made with respect to
Article XIV hereof without the prior written consent of the Agent, no amendment, waiver, or consent shall be made with respect to Article IV hereof without the prior written consent of the Issuing Bank and no amendment, waiver, or consent shall be made with respect to Article III hereof without the prior consent of the Agent.

       Section 12 MAXIMUM INTEREST RATE. No provision of this Agreement or of any other Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither the Borrower nor the sureties, guarantors, successors, or assigns of the Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Bank ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Notes; and, if the principal of the Notes has been paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Borrower and each Bank shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Notes so that interest for the entire term does not exceed the Maximum Rate.

       Section 13 NOTICES. All notices and other communications provided for in this Agreement and the other Loan Documents to which the Borrower is a party shall be given or made by telecopy or in writing and telecopied, mailed by certified mail return receipt requested, or

CREDIT AGREEMENT - Page 59
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delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party at such other address as shall be designated by such party in a notice to each other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, when duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, notices to the Agent pursuant to Article II, III and IV shall not be effective until received by the Agent.

       Section 14 GOVERNING LAW; VENUE; SERVICE OF PROCESS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS AGREEMENT HAS BEEN ENTERED INTO IN HARRIS COUNTY, TEXAS, AND IT SHALL BE PERFORMABLE FOR ALL PURPOSES IN HARRIS COUNTY, TEXAS. SUBJECT TO SECTION 15.20, ANY ACTION OR PROCEEDING AGAINST THE BORROWER UNDER OR IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN HARRIS COUNTY, TEXAS. THE BORROWER HEREBY IRREVOCABLY (A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, AND (B) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT OR THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. THE BORROWER AGREES THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED OR DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 15.13. NOTHING HEREIN OR IN ANY OF THE OTHER LOAN DOCUMENTS SHALL AFFECT THE RIGHT OF THE AGENT, THE ISSUING BANK, OR ANY BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SUBJECT TO SECTION 15.20, SHALL LIMIT THE RIGHT OF THE AGENT, THE ISSUING BANK OR ANY BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR WITH RESPECT TO ANY OF ITS PROPERTY IN COURTS IN OTHER JURISDICTIONS. SUBJECT TO SECTION 15.20, ANY ACTION OR PROCEEDING BY THE BORROWER AGAINST THE AGENT, THE ISSUING BANK, OR ANY BANK SHALL BE BROUGHT ONLY IN A COURT LOCATED IN HARRIS COUNTY, TEXAS.

       Section 15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       Section 16 SEVERABILITY. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

       Section 17 HEADINGS. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

CREDIT AGREEMENT - Page 60

       Section 18 CONSTRUCTION. The Borrower, the Agent, the Issuing Bank, and each Bank acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the parties hereto.

       Section 19 INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

       Section 20 ARBITRATION PROGRAM. THE PARTIES AGREE TO BE BOUND BY THE TERMS AND CONDITIONS OF THE CURRENT ARBITRATION PROGRAM OF WELLS FARGO, WHICH IS INCORPORATED HEREIN BY REFERENCE AND ACKNOWLEDGED AS RECEIVED BY THE PARTIES, PURSUANT TO WHICH ANY AND ALL DISPUTES SHALL BE RESOLVED BY MANDATORY BINDING ARBITRATION UPON THE REQUEST OF ANY PARTY.

       Section 21 TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY. Each Bank and the Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to keep confidential any non-public information supplied to it by Borrower pursuant to this Agreement that Borrower identifies to such Bank or the Agent (as the case may be) as confidential at the time Borrower so supplies such information, provided, that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the Banks or the Agent, (iii) to bank examiners, auditors or accountants, (iv) to the Agent or any other Bank, (v) in connection with any litigation to which any one or more of the Banks or the Agent is a party,
(vi) to a subsidiary or affiliate of such Bank, or (vii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Bank an acknowledgement to the effect that it is bound by the provisions of this Section 15.21, which acknowledgement may be included as part of the respective assignment or participation agreement pursuant to which such assignee or participant acquires an interest in the Loans hereunder; and provided, further, that in no event shall any Bank or the Agent be obligated or required to return any materials furnished to it by the Borrower.







CREDIT AGREEMENT - Page 61

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                       BORROWER:

                                       INPUT/OUTPUT, INC.


                                       By:
                                          ---------------------------------
                                          Robert P. Brindley
                                          Senior Vice President

                                       Address for Notices:
                                       12300 Parc Crest Drive
                                       Stafford, Texas  77477
                                       Fax No.: (713) 879-3600
                                       Telephone No.: (713) 933-3339

                                       Attention: Senior Vice President
                                                  and Chief Financial Officer

                                       AGENT:

                                       FIRST INTERSTATE BANK OF TEXAS, N.A.



                                       By:
                                          ---------------------------------
                                          Marc Dunmire
                                          Vice President

                                          Address for Notices:
                                          1000 Louisiana
                                          Houston, Texas   77002
                                          Fax No.: (713) 250-1048
                                          Telephone No.: (713) 250-7240

                                          Attention: Marc Dunmire




CREDIT AGREEMENT - Page 62

                                       ISSUING BANK:

                                       FIRST INTERSTATE BANK OF TEXAS, N.A.



                                       By:
                                          ---------------------------------
                                          Marc Dunmire
                                          Vice President

                                       Address for Notices:
                                       1000 Louisiana
                                       Houston, Texas   77002
                                       Fax No.: (713) 250-1048
                                       Telephone No.: (713) 250-7240

                                       Attention: Marc Dunmire

                                       BANKS:

                                       FIRST INTERSTATE BANK OF TEXAS, N.A.



REVOLVING CREDIT COMMITMENT:           By:
                                          ---------------------------------
                                          Marc Dunmire
$50,000,000                               Vice President

                                       Address for Notices:
                                       1000 Louisiana
                                       Houston, Texas   77002
                                       Fax No.: (713) 250-1048
                                       Telephone No.: (713) 250-7240
                                       Attention: Marc Dunmire

                                       Lending Office for Prime Rate Loans
                                       1000 Louisiana
                                       Houston, Texas  77002

                                       Lending Office for Eurodollar Loans
                                       1000 Louisiana
                                       Houston, Texas  77002

HO960720139
050796 v13 lsd
153:4839-101

CREDIT AGREEMENT - Page 63